Exhibit 99.3

FIRST REPUBLIC BANK

Combined Financial Statements

December 31, 2009, December 26, 2008 and December 28, 2007

(With Reports of Independent Registered

Public Accounting Firms Thereon)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of First Republic Bank:

In our opinion, the accompanying combined balance sheet and the related combined statement of income, combined statement of changes in equity and comprehensive income and combined statement of cash flows present fairly, in all material respects, the financial position of First Republic Bank (the “Bank”), a carve-out business of Bank of America, N.A., a wholly owned subsidiary of Bank of America Corporation at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

September 14, 2010

Report of Independent Registered Public Accounting Firm

The Board of Directors

First Republic Bank:

We have audited the accompanying combined balance sheet of First Republic Bank (the Bank) as of December 26, 2008 and December 28, 2007, and the related combined statements of income, changes in equity and comprehensive income, and cash flows for the year ended December 26, 2008, the period from September 22, 2007 to December 28, 2007 (the Predecessor II period), and the period from January 1, 2007 to September 21, 2007 (the Predecessor I period). These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Republic Bank as of December 26, 2008 and December 28, 2007, and the results of its operations and its cash flows for the year ended December 26, 2008, the period from September 22, 2007 to December 28, 2007 (the Predecessor II period), and the period from January 1, 2007 to September 21, 2007 (the Predecessor I period) in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California

September 14, 2010

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF INCOME

	Successor	Predecessor II		Predecessor I
($ in thousands)	Year Ended December 31, 2009	Year Ended December 26, 2008	For the Period from Sept. 22, 2007 to Dec. 28, 2007	For the Period from Jan. 1, 2007 to Sept. 21, 2007
Interest income:
Interest on real estate and other loans	$1,214,759	$862,219	$190,336	$438,407
Interest on investments	545	5,078	15,475	91,092
Interest on cash equivalents	84	288	27	572
Interest on loans to Parent company	—	31,546	23,964	—

Total interest income	1,215,388	899,131	229,802	530,071

Interest expense:
Interest on customer deposits	223,964	273,036	92,839	226,245
Interest on FHLB advances and other borrowings	6,368	66,431	25,631	56,915
Interest on subordinated notes	4,184	4,138	1,142	3,677
Interest on funding from Parent company	23,927	50,679	—	—

Total interest expense	258,443	394,284	119,612	286,837

Net interest income	956,945	504,847	110,190	243,234
Provision for credit losses	49,462	131,175	2,400	8,067

Net interest income after provision for credit losses	907,483	373,672	107,790	235,167

Noninterest income:
Investment advisory fees	27,888	35,257	11,122	29,395
Brokerage and investment fees	14,827	18,787	3,413	8,085
Trust fees	5,139	5,620	1,327	3,291
Deposit customer fees	12,509	11,023	2,845	7,324
Loan servicing fees, net	627	(775)	261	3,745
Loan and related fees	4,207	4,071	841	2,694
Gain (loss) on sale of loans	5,536	(1,454)	301	6,865
Gain (loss) on investment securities	—	28	20,428	(175)
Income from investments in life insurance	9,904	9,157	2,158	5,719
Accretion of discount on unfunded commitments	26,641	—	—	—
Other income	8,295	7,578	1,526	1,716

Total noninterest income	115,573	89,292	44,222	68,659

Noninterest expense:
Salaries and related benefits	207,870	201,787	53,134	120,466
Occupancy	53,890	57,319	12,383	32,958
Amortization of intangibles	—	42,271	11,818	1,709
Information systems	35,750	33,604	8,474	24,380
Advertising and marketing	17,335	19,683	4,416	11,651
Professional fees	7,919	19,854	1,472	8,134
FDIC and other deposit assessments	43,448	12,937	2,089	5,525
Losses related to investment advisory subsidiary	—	—	—	27,951
Merger-related costs	—	—	—	50,833
Other expenses	51,066	54,983	14,626	41,063

Total noninterest expense	417,278	442,438	108,412	324,670

Income (loss) before provision for income taxes	605,778	20,526	43,600	(20,844)
Provision (benefit) for income taxes	254,316	5,733	16,156	(13,936)

Net income (loss) before noncontrolling interests	351,462	14,793	27,444	(6,908)
Less: Net income from noncontrolling interests	4,819	4,793	1,631	5,237

First Republic Bank Net Income (Loss)	$346,643	$10,000	$25,813	$(12,145)

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

COMBINED BALANCE SHEETS

	Successor	Predecessor II
($ in thousands)	December 31, 2009	December 26, 2008	December 28, 2007
ASSETS
Cash and cash equivalents	$178,553	$169,572	$194,220
Parent company lending	—	—	2,241,339
Investment securities trading	—	—	17,534
Investment securities available-for-sale	3,183	—	24,460
Loans	18,632,781	17,545,238	11,122,635
Less: Allowance for loan losses	(45,003)	(176,679)	(60,914)

Loans, net	18,587,778	17,368,559	11,061,721

Loans held for sale	14,540	4,325	5,816
Mortgage servicing rights measured at fair value	24,544	—	—
Mortgage servicing rights measured at amortized cost	—	23,307	34,586
Goodwill	—	1,305,780	1,305,780
Other intangible assets	—	206,911	249,182
Investments in life insurance	202,691	194,665	187,022
Prepaid expenses and other assets	366,700	200,912	326,673
Premises, equipment and leasehold improvements, net	92,240	98,689	93,526
Deferred tax assets	448,859	116,191	50,038
Other real estate owned	21,462	5,000	396

Total Assets	$19,940,550	$19,693,911	$15,792,293

LIABILITIES AND EQUITY
Liabilities:
Customer deposits:
Non-interest bearing accounts	$2,665,675	$1,887,269	$1,741,156
NOW checking accounts	2,842,519	1,409,730	1,332,205
Money Market (MM) checking accounts	1,819,869	1,507,513	1,694,407
MM savings and passbooks	3,928,703	2,976,688	3,269,764
Certificates of deposit	5,925,718	4,530,554	3,013,319

Total customer deposits	17,182,484	12,311,754	11,050,851

Parent company borrowing	976,090	3,151,268	—
Federal Home Loan Bank advances	130,501	1,236,257	1,956,338
Subordinated notes	65,897	66,682	67,459
Other liabilities	189,671	142,572	165,995

Total Liabilities	18,544,643	16,908,533	13,240,643

Equity:
Parent company investment	1,296,248	2,685,788	2,451,985
Accumulated other comprehensive income, net	69	—	75

Total equity before noncontrolling interests	1,296,317	2,685,788	2,452,060
Noncontrolling interests	99,590	99,590	99,590

Total equity	1,395,907	2,785,378	2,551,650

Total Liabilities and Equity	$19,940,550	$19,693,911	$15,792,293

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

($ in thousands)	Preferred Stock	Common Stock	Capital in Excess of Par Value	Retained Earnings	Parent Company Investment	Accumulated Other Comprehensive Income	Total Equity Before Noncontrolling Interests	Noncontrolling Interests	Total Equity
			Predecessor I
Balance at December 31, 2006	$115,000	$310	$335,196	$337,801	$—	$(122)	$788,185	$148,590	$936,775
FIN 48 cumulative effect adjustment	—	—	—	(3,426)	—	—	(3,426)	—	(3,426)
EITF 06-2 cumulative effect adjustment, net of taxes	—	—	—	(2,436)	—	—	(2,436)	—	(2,436)
Stock compensation expense	—	—	41,064	—	—	—	41,064	—	41,064
Excess tax benefits on stock compensation	—	—	8,114	—	—	—	8,114	—	8,114
Exercise of options on 178,455 shares of common stock	—	2	2,263	—	—	—	2,265	—	2,265
Issuance/conversion of 343,530 shares of common stock for subsidiary’s preferred stock	—	4	6,996	—	—	—	7,000	(7,000)	—
Common stock shares forfeited or withheld for taxes, net of issuances	—	—	(1,778)	—	—	—	(1,778)	—	(1,778)
Dividends on preferred stock	—	—	—	(5,424)	—	—	(5,424)	—	(5,424)
Dividends on common stock	—	—	35	(15,125)	—	—	(15,090)	—	(15,090)
Comprehensive income (loss):
Net income (loss)	—	—	—	(12,145)	—	—	(12,145)	5,237	(6,908)
Other comprehensive income (loss), net of tax:
Net unrealized loss on securities available for sale (net of taxes of $19,460)	—	—	—	—	—	(26,873)	(26,873)	—	(26,873)
Loss on investment securities included in net income (net of taxes of $74)	—	—	—	—	—	101	101	—	101

Total comprehensive income (loss)							(38,917)	5,237	(33,680)
Dividends to noncontrolling interests	—	—	—	—	—	—	—	(5,237)	(5,237)

Balance at September 21, 2007	115,000	316	391,890	299,245	—	(26,894)	779,557	141,590	921,147

(continued on following page)

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

(continued from previous page)

($ in thousands)	Preferred Stock	Common Stock	Capital in Excess of Par Value	Retained Earnings	Parent Company Investment	Accumulated Other Comprehensive Income	Total Equity Before Noncontrolling Interests	Noncontrolling Interests	Total Equity
Balance at September 21, 2007	115,000	316	391,890	299,245	—	(26,894)	779,557	141,590	921,147

				Predecessor II
Purchase Accounting Adjustments	(115,000)	(316)	(391,890)	(299,245)	1,936,606	26,894	1,157,049	—	1,157,049

Capitalization after purchase accounting adjustments	—	—	—	—	1,936,606	—	1,936,606	141,590	2,078,196

Redemption of subsidiary’s preferred stock	—	—	—	—	—	—	—	(42,000)	(42,000)
Capital contributions/distributions	—	—	—	—	519,413	—	519,413	—	519,413
Capital contributions/distributions associated with income taxes	—	—	—	—	(29,847)	—	(29,847)	—	(29,847)
Comprehensive income:
Net income	—	—	—	—	25,813	—	25,813	1,631	27,444
Other comprehensive income, net of tax:
Net unrealized gain on securities available-for-sale (net of taxes of $50)	—	—	—	—	—	75	75	—	75

Total comprehensive income							25,888	1,631	27,519
Dividends to noncontrolling interests	—	—	—	—	—	—	—	(1,631)	(1,631)

Balance at December 28, 2007	—	—	—	—	2,451,985	75	2,452,060	99,590	2,551,650

Capital contributions/distributions	—	—	—	—	169,371	—	169,371	—	169,371
Capital contributions/distributions associated with income taxes	—	—	—	—	54,432	—	54,432	—	54,432
Comprehensive income:
Net income	—	—	—	—	10,000	—	10,000	4,793	14,793
Other comprehensive income, net of tax:
Net unrealized loss on securities available-for-sale (net of taxes of $39)	—	—	—	—	—	(59)	(59)	—	(59)
Gain on investment securities included in net income (net of taxes of $12)	—	—	—	—	—	(16)	(16)	—	(16)

Total comprehensive income							9,925	4,793	14,718
Dividends to noncontrolling interests	—	—	—	—	—	—	—	(4,793)	(4,793)

Balance at December 26, 2008	—	—	—	—	2,685,788	—	2,685,788	99,590	2,785,378

(continued on following page)

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF CHANGES IN EQUITY AND COMPREHENSIVE INCOME

(continued from previous page)

($ in thousands)	Preferred Stock	Common Stock	Capital in Excess of Par Value	Retained Earnings	Parent Company Investment	Accumulated Other Comprehensive Income	Total Equity Before Noncontrolling Interests	Noncontrolling Interests	Total Equity
Balance at December 26, 2008	—	—	—	—	2,685,788	—	2,685,788	99,590	2,785,378

				Successor
Purchase Accounting Adjustments	—	—	—	—	(1,531,651)	—	(1,531,651)	—	(1,531,651)

Capitalization after purchase accounting adjustments	—	—	—	—	1,154,137	—	1,154,137	99,590	1,253,727

Capital contributions/distributions	—	—	—	—	(198,918)	—	(198,918)	—	(198,918)
Capital contributions/distributions associated with income taxes	—	—	—	—	(5,614)	—	(5,614)	—	(5,614)
Comprehensive income:
Net income	—	—	—	—	346,643	—	346,643	4,819	351,462
Other comprehensive income, net of tax:
Net unrealized gain on securities available-for-sale (net of taxes of $45)	—	—	—	—	—	69	69	—	69

Total comprehensive income							346,712	4,819	351,531
Dividends to noncontrolling interests	—	—	—	—	—	—	—	(4,819)	(4,819)

Balance at December 31, 2009	$—	$—	$—	$—	$1,296,248	$69	$1,296,317	$99,590	$1,395,907

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF CASH FLOWS

	Successor	Predecessor II		Predecessor I
($ in thousands)	Year Ended December 31, 2009	Year Ended December 26, 2008	For the Period from Sept. 22, 2007 to Dec. 28, 2007	For the Period from Jan. 1, 2007 to Sept. 21, 2007
Operating Activities:
Net income (loss) before noncontrolling interests	$351,462	$14,793	$27,444	$(6,908)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Provision for credit losses	49,462	131,175	2,400	8,067
Accretion of loan discounts	(260,165)	(28,388)	(3,572)	—
Depreciation and amortization	(39,715)	14,413	982	22,394
Amortization of intangible assets	—	42,271	11,818	1,709
Amortization of net loan fees	(2,921)	(2,595)	(169)	(1,531)
Amortization of mortgage servicing rights	—	10,895	3,250	6,066
Provision for mortgage servicing rights in excess of fair value, net	—	1,640	—	—
Changes in fair value of mortgage servicing rights	10,236	—	—	—
Net change in loans held for sale	(10,745)	(680)	(1,172)	73,162
Provision for loans held for sale in excess of fair value, net	—	—	—	18
Provision (reversal of provision) for deferred taxes	142,166	(68,765)	42,884	(44,225)
Net (gains) losses on sale of loans	(5,536)	1,454	(301)	(6,865)
Net losses on real estate owned	2,000	—	—	—
Proceeds from sales of trading securities	—	60	820,583	—
Net losses on trading securities	—	—	3,113	—
Net (gains) losses on available-for-sale securities	—	(28)	(23,541)	175
Losses related to investment advisory subsidiary	—	—	—	27,951
Losses on non-marketable equity investments	—	—	—	2,958
Loss on sale of premises, equipment and leasehold improvements, net	142	9	161	34
Noncash cost of benefit plans and stock plans	—	—	—	41,064
Excess tax benefits on stock compensation	—	—	—	(1,673)
(Increase) decrease in other assets	(171,339)	118,834	70,556	(89,841)
Increase (decrease) in other liabilities	(26,633)	(24,520)	(108,618)	150,718

Net Cash Provided by Operating Activities	38,414	210,568	845,818	183,273

Investing Activities:
Loan originations, net of principal collections	(1,864,701)	(6,449,273)	(1,085,560)	(2,238,391)
Loans purchased	(3,643)	(37,660)	—	(158,393)
Loans sold	63,219	78,115	21,798	313,583
Purchases of securities available-for-sale	(4,673)	—	—	(360,000)
Proceeds from sales/calls/maturity of securities available-for-sale	1,913	623	1,239,232	569,097
Purchases of securities held-to-maturity	—	—	—	(27,550)
Proceeds from calls/maturity of securities held-to-maturity	—	—	—	7,771
Purchases of FHLB stock	—	—	—	(38,081)
Proceeds from redemptions of FHLB stock	—	40,249	6,102	35,382
Proceeds from investments in life insurance	1,789	794	—	—
Payments related to investment advisory interests	—	—	—	(368)
Purchases of non-marketable equity investments	—	—	—	(16,468)
Additions to premises, equipment and leasehold improvements, net	(14,618)	(25,077)	(8,238)	(27,599)
Proceeds from sales of premises, equipment and leasehold improvements	—	—	20	(1,154)
Proceeds from sales of other real estate owned	100	—	—	—
Decrease (increase) in Parent company lending	—	2,241,339	(2,241,339)	—

Net Cash Used for Investing Activities	(1,820,614)	(4,150,890)	(2,067,985)	(1,942,171)

FIRST REPUBLIC BANK

COMBINED STATEMENTS OF CASH FLOWS (continued)

	Successor	Predecessor II		Predecessor I
($ in thousands)	Year Ended December 31, 2009	Year Ended December 26, 2008	For the Period from Sept. 22, 2007 to Dec. 28, 2007	For the Period from Jan. 1, 2007 to Sept. 21, 2007
Financing Activities:
Net change in deposits	4,869,957	1,261,896	1,069,394	1,056,588
(Decrease) increase in FHLB advances and other borrowings	(1,103,500)	(716,500)	(300,000)	659,669
(Decrease) increase in Parent company borrowing	(1,765,925)	3,151,268	—	—
Repurchases/redemptions of noncontrolling interest in subsidiaries	—	—	(42,000)	—
Capital (distributions) contributions	(204,532)	223,803	489,566	—
Dividends to noncontrolling interests	(4,819)	(4,793)	(1,631)	(5,237)
Proceeds from employee stock purchases	—	—	—	316
Proceeds from common stock options exercised	—	—	—	2,265
Excess tax benefit on stock compensation	—	—	—	1,673
Payment of cash dividends on preferred stock	—	—	—	(5,424)
Payment of cash dividends on common stock	—	—	—	(15,090)

Net Cash Provided by Financing Activities	1,791,181	3,915,674	1,215,329	1,694,760

Increase (Decrease) in Cash and Cash Equivalents	8,981	(24,648)	(6,838)	(64,138)
Cash and Cash Equivalents at the Beginning of Period	169,572	194,220	201,058	265,196

Cash and Cash Equivalents at the End of Period	$178,553	$169,572	$194,220	$201,058

Supplemental Disclosure of Cash Flow Items
Cash paid during period:
Interest	$314,378	$395,100	$135,333	$263,085
Income Taxes	$121,543	$8,620	$—	$15,067
Transfer of loans to held for sale	$29,114	$38,765	$6	$302,523
Transfer of securities to Parent company	$—	$41,214	$6,468	$—
Issuance of common stock for subsidiary’s preferred stock	$—	$—	$—	$7,000
Transfers of repossessed assets from loans to other assets	$20,702	$5,000	$—	$—

See accompanying notes to combined financial statements.

FIRST REPUBLIC BANK

NOTES TO COMBINED FINANCIAL STATEMENTS

DECEMBER 31, 2009

Note 1. Summary of Significant Accounting Policies

Basis of Presentation and Organization

First Republic Bank operated for over ten years as an FDIC-insured, non-member bank chartered by the State of Nevada (and prior to that as two predecessor depository institutions chartered by the State of California and the State of Nevada, respectively, operating under a single, publicly traded, non-bank holding company which was subsequently merged into its bank subsidiary). On September 21, 2007, First Republic Bank was acquired by Merrill Lynch & Co. (“Merrill Lynch”) and merged into one of Merrill Lynch’s banking subsidiaries, Merrill Lynch Bank & Trust Company, F.S.B. (“MLFSB”). Under the terms of the acquisition, First Republic Bank operated as a separate division within MLFSB and continued to be managed by First Republic Bank’s existing management team. As a division of MLFSB, First Republic Bank maintained its own marketing identity and branch network, with loans, deposits, and other bank products offered to customers under the First Republic Bank brand. On January 1, 2009, Bank of America Corporation (“Bank of America”), the holding company of Bank of America, N.A. (“BANA”), purchased Merrill Lynch and thereby acquired MLFSB. On November 2, 2009, MLFSB was merged into BANA, and First Republic Bank thereby became a division of BANA. As used herein, “First Republic” or the “Bank” means, as the context requires:

•	First Republic Bank, a Nevada-chartered commercial bank in existence from 1985 until acquired in September 2007 by MLFSB, a banking subsidiary of Merrill Lynch;

•	the First Republic Bank division within MLFSB following the September 2007 acquisition;

•	the First Republic Bank division within BANA following MLFSB’s merger into BANA, effective as of November 2009; and

•

as described in Note 2, “Recent Developments,” First Republic Bank, a California-chartered commercial bank that acquired the First Republic Bank division of BANA effective upon the close of business on June 30, 2010.

MLFSB and BANA are collectively referred to as the “Parent” in the combined financial statements. The acquisitions of First Republic by Merrill Lynch and Bank of America were accounted for as a business combination. See Note 9, “Goodwill and Intangible Assets” and Note 3, “Purchase Accounting Allocation” for more information. The Merrill Lynch acquisition was accounted for under Statement of Financial Accounting Standard (“FAS”) 141, “Business Combinations,” which was effective at the time of the acquisition. The Bank of America acquisition was accounted for under FAS 141R, “Business Combinations,” which became effective January 1, 2009.

As a result of the acquisitions discussed above, the accompanying combined financial statements are presented to show the financial results of the Bank for the period after the Bank of America acquisition (Successor), the period after the Merrill Lynch acquisition and before the Bank of America acquisition (Predecessor II) and the period prior to the Merrill Lynch acquisition (Predecessor I). These periods relate to the accounting periods preceding and succeeding the push-down of Bank of America and Merrill Lynch’s basis, respectively. The Predecessor and Successor periods have been separated by vertical lines on the face of the combined financial statements to highlight the fact that the financial information has been prepared under different historical cost bases of accounting. The accounting policies followed by the Bank in the preparation of its combined financial statements for the Successor period are materially consistent with those of the Predecessor periods, except for the accounting for mortgage servicing rights and the accounting for the Bank of America acquisition. As a result of the Bank of America acquisition, the Bank changed its fiscal year from the last Friday in December to the last calendar day of the year; the Bank’s activities after its 2008 fiscal year end through December 31, 2008 are included in the Statement of Income for 2009. This change caused five additional days of activity to be recorded in 2009, resulting in approximately $4.6 million of additional net income in 2009.

First Republic’s combined financial statements include the carve-out accounts of the First Republic Bank division of MLFSB and BANA and the majority or wholly owned subsidiaries First Republic Investment Management (“FRIM”), First Republic Wealth Advisors (“FRWA”), First Republic Securities Company (“FRSC”), First Republic Preferred Capital Corporation (“FRPCC”), and First Republic Preferred Capital Corporation II (“FRPCC II”), in each case using the historical basis of accounting for the results of operations, assets and liabilities of the respective businesses and also include purchase accounting adjustments for the Merrill Lynch and Bank of America acquisitions. The purpose of the carve-out financial statements is to present fairly the results of operations, financial condition and cash flow of the First Republic Bank division of MLFSB and BANA separately from the results of operations, financial condition and cash flows of MLFSB and BANA as legal entities. The financial statements may not necessarily reflect the results of operations, financial condition and cash flows that the Bank would have achieved had the Bank actually existed on a stand-alone basis during the periods presented. All significant intercompany balances and transactions among the division and entities included in the combined financial statements have been eliminated.

FRPCC and FRPCC II have outstanding preferred stock, which is reported as noncontrolling interests in First Republic’s combined balance sheet. The dividends on these preferred stock issues are reported as net income from noncontrolling interests in First Republic’s combined statement of income, which is deducted from First Republic’s combined net income. The preferred stock dividends paid by FRPCC and FRPCC II are deductible for income tax purposes as long as each of FRPCC and FRPCC II, respectively, continues to qualify as a real estate investment trust (a “REIT”).

Nature of Operations

The Bank and its subsidiaries specialize in providing personalized, relationship-based services, including private banking, private business banking, real estate lending and wealth management services, including trust services. The Bank provides its services through preferred banking, lending and wealth management offices in nine major metropolitan areas: San Francisco, Los Angeles, Santa Barbara, Newport Beach, San Diego, New York City, Boston, Portland and Las Vegas.

First Republic originates real estate secured loans and other loans for retention in its loan portfolio. Real estate secured loans are secured by single family residences, multifamily buildings and commercial real estate properties and loans to construct such properties. Most of the real estate loans that First Republic originates are secured by properties located close to one of its offices in the San Francisco Bay area, the Los Angeles area, San Diego, Boston or the New York City area. First Republic originates business loans, loans secured by securities and other types of collateral and personal unsecured loans primarily to meet the non-mortgage needs of First Republic’s clients.

First Republic offers its clients various wealth management services. First Republic provides investment advisory services through FRIM and FRWA. FRIM earns fee income from the management of equity and fixed income investments for its clients. FRWA earns fee income from providing advisory services to high net worth clients. First Republic Trust Company, a division of First Republic, provides trust services. FRSC is a registered introducing broker-dealer performing short-term investment and brokerage activities for clients. The Bank also conducts foreign exchange activities on behalf of customers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates subject to change include, but are not limited to: the allowance for loan losses; mortgage servicing rights; purchase accounting; goodwill and related identifiable intangible assets; and deferred income taxes.

Investment Securities

The Bank follows Accounting Standards Codification (“ASC”) 320, “Investments - Debt and Equity Securities,” which addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and reported at amortized cost. Debt securities that the Bank might not hold until maturity and marketable equity securities are classified as securities available-for-sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as accumulated other comprehensive income, which is included in equity. At the end of 2007, the Bank had trading securities, which were in process of being liquidated following the Merrill Lynch acquisition. Trading securities are carried at fair value with realized and unrealized gains and losses recorded in the income statement.

Premiums and discounts are amortized or accreted over the contractual life of the security as an adjustment to the yield using the interest method. Unrealized and realized gains and losses on investment securities are computed based on the cost basis of securities specifically identified. At December 31, 2009 and December 26, 2008, the Bank did not own trading securities.

The Bank conducts other-than-temporary impairment (“OTTI”) analysis on a quarterly basis. The initial indicator of OTTI for both debt and equity securities is a decline in market value below the amount recorded for an investment and the severity and duration of the decline.

For a debt security for which there has been a decline in the fair value below amortized cost basis, the Bank recognizes OTTI if the Bank (1) has the intent to sell the security, (2) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, or (3) the Bank does do not expect to recover the entire amortized cost basis of the security.

Estimating recovery of the amortized cost basis of a debt security is based upon an assessment of the cash flows expected to be collected. If the present value of the cash flows expected to be collected is less than the amortized cost, OTTI is considered to have occurred.

If the Bank intends to sell the security, or if it is more likely than not that the Bank will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the amortized cost basis and fair value of the security. For debt securities that are considered other-than-temporarily impaired that the Bank does not intend to sell or it is more likely than not that the Bank will not be required to sell before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and the amount related to all other factors, which is recognized in other comprehensive income. The measurement of the credit loss component is equal to the difference between the debt security’s cost basis and the present value of its expected future cash flows discounted at the security’s effective yield.

Loans

Loans are reported at their outstanding principal balances net of any unearned income, charge-offs, unamortized deferred fees and costs on originated loans and premiums or discounts on purchased loans. On September 21, 2007 and on January 1, 2009, loans were re-measured at fair value in connection with the Merrill Lynch and Bank of America acquisitions, respectively. The allowance for loan losses at September 21, 2007 was carried over by the Bank as part of the Merrill Lynch acquisition. As a result of the Bank of America acquisition, the allowance for loan losses was reduced to $0 in accordance with the guidance in ASC 805, “Business Combinations.” Loan discounts were recorded in connection with both acquisitions and are included in the basis of the loans.

Interest income from loans is recognized in the month earned. Loan origination fees and direct loan origination costs are deferred and amortized as a yield adjustment over the contractual lives of the loans using a level yield methodology. Loan discounts established in purchase accounting are amortized as a yield adjustment over the estimated lives of the loans using a level yield methodology based on the contractually required payments receivable in accordance with ASC 310-20, “Nonrefundable Fees and Costs.”

Loans are placed on nonaccrual status when principal or interest payments are more than 90 days past due, except for single family loans that are well secured and in the process of collection, or earlier when management determines that collection of principal or interest is unlikely. When a loan is placed on nonaccrual status, the Bank reverses accrued unpaid interest receivable against interest income and accounts for the loan on the cash or cost recovery method, until it qualifies for return to accrual status. The Bank may return a loan to accrual status when principal and interest payments are current, a satisfactory payment history is established and collectibility improves or the loan otherwise becomes well secured and is in the process of collection.

Allowance for Loan Losses

During 2008, and the periods from September 22, 2007 to December 28, 2007 and January 1, 2007 to September 21, 2007, the Bank provided for loan losses by charging earnings in such amounts as were required to establish an allowance for loan losses at a level that was appropriate to cover estimated credit losses on individually evaluated loans determined to be impaired, as well as estimated credit losses inherent in the remainder of the loan portfolio. The Bank reviews and adjusts the allowance quarterly. It is the Bank’s policy to promptly charge off balances that are deemed uncollectible. In 2009, the Bank evaluated any allowance for loan losses that would be required on the loans recorded at fair value on January 1, 2009 in connection with the Bank of America acquisition by comparing estimates of losses as compared to the remaining loan discounts established in purchase accounting. In addition, the Bank provided for any loan losses associated with 2009 originations based upon our assessment of credit losses inherent in the portfolio.

The principal sources of guidance on accounting for impairment in a loan portfolio are ASC 450, “Contingencies,” and ASC 310-10-35, “Receivables – Subsequent Measurement.” Under the provisions of ASC 310-10-35, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Bank measures impairment of a loan that is collateral dependent based on the fair value of the underlying collateral, net of selling costs. For a loan that is not collateral dependent, the Bank measures impairment using the present value of expected future cash flows, discounted at the instrument’s effective interest rate. If the fair value of the collateral or the present value of expected future cash flows is less than the recorded investment in the loan, the Bank recognizes impairment by recording a charge-off or creating a valuation allowance.

All other loans, including individually evaluated loans determined not to be impaired under ASC 310-10-35, are included in a group of loans that are evaluated for estimated losses under ASC 450. For these non-impaired loans, the Bank segments its portfolio into groups that have similar risk characteristics. For each group, credit losses inherent in the portfolio are estimated based on the Bank and industry historical loss experience, adjusted for changes in trends, conditions and other relevant factors that affect the repayment of the loans as of the evaluation date.

The Bank also maintains an unallocated reserve to provide for probable losses that have been incurred as of the reporting date, but not reflected in the allocated allowance. The unallocated allowance addresses qualitative factors consistent with the Bank’s analysis of the level of risks inherent in the loan portfolio. The unallocated allowance includes the risk of losses attributable to national or local economic or industry trends, the Bank’s lending management and staff, problem loan trends, concentrations of credit, other factors, and imprecision in the analysis process.

Loans Accounted for Under ASC 310-30

Loans acquired with evidence of credit deterioration for which it is probable at purchase that the Bank will be unable to collect all contractually required payments are accounted for under ASC 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” Certain loans acquired in connection with the Bank of America acquisition on January 1, 2009 were in the scope of ASC 310-30. Evidence of credit quality deterioration as of the purchase date may include statistics such as past due status, refreshed borrower credit scores and refreshed loan-to-value (“LTV”) ratio. ASC 310-30 requires that acquired credit-impaired loans be recorded at fair value and prohibits carryover of the related allowance for loan losses.

The initial fair values for loans within the scope of ASC 310-30 are determined by discounting both principal and interest cash flows expected to be collected using an observable discount rate for similar instruments with adjustments that management believes a market participant would consider in determining fair value. The Bank estimates the cash flows expected to be collected at acquisition using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of key assumptions, such as default rates, loss severity and payment speeds.

Under ASC 310-30, the excess of cash flows at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan in situations where there is a reasonable expectation about the timing and amount of cash flows to be collected. The difference between contractually required payments at acquisition and cash flows expected to be collected, considering the impact of prepayments, is referred to as the nonaccretable difference. Subsequent decreases to expected principal cash flows will result in a charge to provision for credit losses and a corresponding increase to the allowance for loan losses. Subsequent increases in expected principal cash flows will result in recovery of any previously recorded allowance for loan losses, to the extent applicable, and a reclassification from nonaccretable difference to accretable yield for any remaining increase, which will result in an increase in interest income over the remaining life of the loan or pool of loans. There were no loans within the scope of ASC 310-30 at December 26, 2008 or December 28, 2007.

Other Real Estate Owned

Real estate acquired through foreclosure is recorded at the lower of cost or fair value less costs to sell upon transfer of the loans to foreclosed assets. Subsequent declines in value are recorded through an expense to the income statement. The Bank records costs related to holding real estate as expenses when incurred.

Investments in Life Insurance

The Bank initially records investments in bank-owned life insurance at cost and subsequently adjusts the carrying value of the investment quarterly to its cash surrender value. The Bank recognizes the resulting income or loss in noninterest income.

Selling and Servicing Loans

The Bank sells loans on a non-recourse basis to generate servicing income, to provide funds for additional lending and for asset/liability management purposes. Loans that are sold include loans originated for sale to investors under commitments executed prior to origination, existing loans that are sold through bulk sales and loans sold through securitizations. The Bank classifies loans as held for sale when the Bank has the intent to sell, is waiting on a pre-approved investor purchase or is negotiating with a specific investor for the sale of specific loans that meet selected criteria. Loans held for sale include net deferred loan fees or costs and are carried at the lower of aggregate cost or fair value.

The Bank recognizes a sale only when consideration is received and control is transferred to the buyer. The Bank retains the mortgage servicing rights (“MSRs”) on substantially all loans sold. The Bank has one class of servicing rights: for loans sold that are secured by real estate. MSRs and other retained interests in loans sold are initially measured at fair value at the date of transfer.

To determine the fair value of MSRs, the Bank uses a valuation model that calculates the present value of estimated future net servicing income. The Bank uses assumptions in the valuation model that market participants use in estimating future net servicing income, including estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual service fees and ancillary income.

For 2008, and the periods from September 22, 2007 to December 28, 2007 and January 1, 2007 to September 21, 2007, MSRs are reported at the lower of amortized cost or fair value. MSRs were amortized in proportion to and over the period of estimated net servicing income. To calculate the initial fair value of MSRs and, subsequently, to measure impairment, the Bank stratified MSRs based on one or more of the predominant risk characteristics of the underlying loans. The Bank evaluated impairment of MSRs for a stratum periodically based on their current fair value, actual prepayment experience and other market factors. If the fair value of MSRs for a stratum was less than the amortized cost, the Bank recorded a provision for a valuation allowance. Subsequently, the Bank adjusted the valuation allowance for changes in fair value to the extent that fair value did not exceed the amortized cost. The Bank evaluated at least quarterly the recoverability of the valuation allowance on MSRs. If the Bank determined that a portion of the valuation allowance was unrecoverable, primarily due to loan prepayments, the Bank recorded a direct write-down by reducing both the amortized cost of MSRs for a stratum and the related valuation allowance.

For 2009, as a result of the Bank of America acquisition, the Bank elected to report MSRs at fair value with changes in fair value recognized in the income statement. Fair value is determined in a manner consistent with the process described above.

Goodwill and Other Identifiable Intangible Assets

As a result of the acquisitions by Merrill Lynch and Bank of America, the Bank applied push-down accounting to allocate the cost of each acquisition to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The Merrill Lynch acquisition was accounted for under FAS 141 while the Bank of America acquisition was accounted for under FAS 141R. Goodwill represents the excess of the cost over the fair value of the net assets of the Bank. In addition, the Bank evaluated whether both identifiable and unidentifiable assets should be recorded in connection with the acquisitions. See Note 3, “Purchase Accounting Allocation” for details on the purchase accounting allocation for the Merrill Lynch and Bank of America acquisitions.

In accordance with ASC 350-20, “Goodwill,” the Bank evaluates goodwill for impairment annually during the third quarter and on an interim basis if events or changes in circumstances indicate that its implied fair value is less than the carrying amount. Such an event or circumstance may include an adverse change in the business climate or market, a legal factor, an action by the regulators, introduction of or an increase in competition, or a loss of key personnel. The Bank tests goodwill by comparing the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and no further analysis is required. If the fair value of the reporting unit is less than its carrying amount, the Bank compares the implied fair value of goodwill to its carrying amount. If the implied fair value of goodwill is less than its carrying amount, goodwill is considered impaired and an impairment loss is recognized. The Bank would measure the impairment loss as the amount by which the carrying amount of goodwill exceeds its implied fair value.

Identifiable intangible assets related to core deposits, wealth management, customer relationships and trade name/trademark are reported as other intangible assets. Core deposits and wealth management customer relationships are amortized over their useful lives not to exceed ten years. The trade name/trademark are considered to have an indefinite useful life. The Bank evaluates these intangible assets for impairment whenever circumstances indicate that the carrying amount may not be recoverable, in accordance with ASC 360-10, “Impairment or Disposal of Long-Lived Assets.” If the carrying amount is not recoverable and exceeds fair value, an impairment loss is recognized.

Premises, Equipment and Leasehold Improvements

Premises, equipment and leasehold improvements are recorded at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to ten years or the lease term.

Income Taxes

The Bank was included in Bank of America’s (2009) and Merrill Lynch’s (2008 and 2007) consolidated U.S. and certain state and local tax returns. For purposes of these financial statements, income taxes have been estimated as if the Bank were filing a separate consolidated U.S. tax return and separate state and local returns. Current income taxes payable or receivable similarly reflect the Bank’s tax attributes as if it were a stand alone entity. The difference between the amount payable or receivable to the Parent and the Bank’s stand alone tax liability as if the Bank filed separate consolidated federal and state tax returns was recorded as an equity contribution or distribution.

Deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Bank records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. Management believes it is more likely than not that forecasted income, including income that may be generated as a result of certain tax planning strategies, together with tax effects of the deferred tax liabilities, will be sufficient to fully recover the remaining deferred tax assets. The Bank will continue to evaluate the reliability of the deferred tax assets by assessing the need for an amount of the valuation allowance.

A tax position that meets the “more likely than not” recognition threshold is measured to determine the amount of benefits to recognize. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Interest and penalties are recognized as a component of income tax expense.

Statement of Cash Flows

For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and short-term investments such as federal funds sold with original maturity dates of less than ninety days.

Derivative Instruments and Hedging Activities

The Bank follows ASC 815, “Derivatives and Hedging,” for the accounting and reporting of derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. On the date that the Bank enters into a derivative contract, the Bank designates the derivative contract as either a hedge of the fair value of a recognized asset or liability (“fair value” hedge), a hedge of the variability of cash flows related to a recognized asset or liability (“cash flow” hedge) or a contract that does not qualify for hedge accounting (“freestanding derivative”). The Bank records all derivatives at fair value as either other assets or other liabilities, depending on the rights or obligations under the contracts. The Bank accounts for changes in fair value of a derivative based on the designation, which is determined by its intended use. During the years ended December 31, 2009, December 26, 2008 and the periods from September 22, 2007 to December 28, 2007 and January 1, 2007 to September 21, 2007, there were no derivative instruments in a fair value or cash flow hedging relationship.

The Bank has freestanding derivative assets and liabilities, which consist of foreign exchange contracts executed with customers in which the Bank offsets the customer exposure to another financial institution counterparty. The Bank does not retain foreign exchange risk. The Bank uses current market prices to determine the fair value of these contracts.

The Bank originates certain mortgage loans with the intention of selling these loans to investors. The Bank enters into commitments to originate the loans whereby the interest rate on the loan paid by the borrower is set prior to funding (“interest rate lock commitments”). Such interest rate lock commitments are accounted for as freestanding derivative instruments that do not qualify as hedges. However, the interest rate exposure is economically hedged by the forward loan sale commitment to the investor. The change in fair value of these freestanding derivatives is recognized in earnings. When the Bank funds the loan to the borrower, the Bank records the carrying value of the interest rate lock commitment at the funding date as an adjustment to the carrying value of the loan held for sale.

The Bank does not conduct proprietary trading activities in derivative instruments for its own accounts.

Share Based Compensation

Beginning on September 22, 2007, certain employees of the Bank participated in Merrill Lynch stock plans and upon acquisition by Bank of America on January 1, 2009, began participating in Bank of America stock plans. The stock awards related to these employees and any resulting liability or cost is the responsibility of Merrill Lynch or Bank of America. The Bank was charged for these expenses by the Parent, which are reflected in the Statement of Income.

Investment Advisory, Brokerage and Investment and Trust Fees

Investment advisory fees, brokerage and investment fees, and trust fees are generally based upon the market value of assets under management or administration or the volume of transactions and are recorded on the accrual basis over the period in which the service is provided.

Parent company investment, borrowing and lending

As a division of MLFSB and BANA, the Bank was allocated equity capital equal to approximately 7.0% of its ending tangible assets on a monthly basis plus an amount equal to goodwill and other intangibles. Equity capital consists of Parent company investment and noncontrolling interests. After the allocation of equity capital, any remaining amount of funding (or lending) required is borrowed from (or loaned to) the Parent.

Recent Accounting Pronouncements

During the year ended December 31, 2009, the following accounting pronouncements were adopted by the Bank:

•

In June 2009, the Financial Accounting Standards Board (“FASB”) issued ASC 105, “Generally Accepted Accounting Principles.” ASC 105 approved the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative nongovernmental GAAP. All existing accounting standards have been superseded and all other accounting literature not included in the Codification is considered nonauthoritative. The Codification is effective for interim or annual periods ending after September 15, 2009. The adoption of ASC 105 did not impact the Bank’s financial condition, results of operations or cash flows. The Bank has updated references to accounting pronouncements to conform to the Codification.

•

In December 2007, the FASB issued ASC 805-10, “Business Combinations – Overall,” which significantly changes the financial accounting and reporting for business combinations. ASC 805-10 requires, for example: (i) assets and liabilities to be measured at fair value as of the acquisition date, (ii) liabilities related to contingent consideration to be remeasured at fair value in each subsequent reporting period with changes reflected in earnings and not goodwill and (iii) all acquisition-related costs to be expensed as incurred by the acquirer. Bank of America applied ASC 805-10 to its January 1, 2009 acquisition of the Bank, the effects of which are included in the Bank’s financial statements. See Note 3, “Purchase Accounting Allocation.”

•

In April 2009, the FASB issued ASC 805-20, “Business Combinations - Identifiable Assets and Liabilities, and Any Noncontrolling Interests” to require assets acquired and liabilities assumed in a business combination that arise from contingencies to be recognized at fair value on the acquisition date if fair value can be determined during the measurement period. If fair value cannot be determined, companies should typically account for the acquired contingencies using existing guidance. This guidance is effective for new acquisitions consummated on or after January 1, 2009. Bank of America applied this guidance to its January 1, 2009 acquisition of the Bank. The adoption of ASC 805-20 did not have an impact on the Bank’s financial position, results of operations or cash flows.

•

In December 2007, the FASB issued ASC 810-10, “Consolidation-Overall,” which became effective January 1, 2009. ASC 810-10 requires that noncontrolling interests in subsidiaries be classified as a separate component of equity in the combined financial statements. Following adoption, the Bank presents noncontrolling interests in subsidiaries as a separate component of equity in the combined balance sheets, and the net income attributable to noncontrolling interests separately on the combined statements of income. The preferred stock issued by FRPCC and FRPCC II are considered noncontrolling interests in the combined financial statements. The expanded presentation and disclosure requirements of ASC 810-10 have been applied for the current period and retrospectively for prior periods presented.

•

In April 2009, the FASB issued ASC 320-10-35, “Investments—Debt and Equity Securities—Subsequent Measurement” to amend the OTTI guidance for debt securities. The “intent and ability” indicator for recognizing OTTI was modified, and the trigger used to assess the collectibility of cash flows changed from “probable that the investor will be unable to collect all amounts due” to “the entity does not expect to recover the entire amortized cost basis of the security.” The new guidance changes the total amount recognized in earnings when there are credit losses associated with an impaired debt security and management asserts that is does not have the intent to sell the security and it is more likely than not that it will not have to sell the security before recovery of its cost basis. In those situations, impairment shall be separated into (a) the amount representing a credit loss and (b) the amount related to other factors. The amount of impairment related to credit losses shall be recognized in earnings. The new guidance is effective for interim and annual reporting periods ending after June 15, 2009, and became effective for the Bank in 2009. Adoption of the new guidance did not have an impact on the Bank’s financial condition, results of operations or cash flows.

•

In April 2009, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures—Overall” to provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased and for identifying transactions that are not orderly. Several factors are identified that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for an asset or liability. If the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity, transactions or quoted prices may not be determinative of fair value (for example, there may be increased instances of transactions that are not orderly), further analysis of the transactions or quoted prices is needed, and a significant adjustment to the transactions or quoted prices may be necessary to estimate fair value. The new guidance is effective for interim and annual reporting periods ending after June 15, 2009, and became effective for the Bank in 2009. Adoption of the new guidance did not have an impact on the Bank’s financial condition, results of operations or cash flows.

•

In May 2009, the FASB issued ASC 855, “Subsequent Events.” ASC 855 defines subsequent events as events or transactions that occur after the balance sheet date, but before the financial statements are issued or available to be issued. Under ASC 855, subsequent events are categorized as two types: recognized or nonrecognized. ASC 855 provides authoritative guidance for accounting for and disclosure of subsequent events. Nonpublic entities are required to disclose the date through which an entity has evaluated subsequent events and whether that date is when the financial statements were issued or available to be issued. The new guidance is effective for interim and annual reporting periods ending after June 15, 2009, and became effective for the Bank in 2009. Adoption of ASC 855 did not have a significant impact on the Bank’s financial condition, results of operations or cash flows.

•

Effective January 1, 2009, the Bank adopted the expanded disclosure requirements for derivative instruments and hedging activities under ASC 815-10-50, “Derivatives and Hedging—Disclosures.” The expanded disclosures address how derivative instruments are used, how derivatives and the related hedged items are accounted for, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. In addition, companies are required to disclose the fair values of derivative instruments and their gains and losses in a tabular format. Adoption of the new guidance did not have an impact on the Bank’s financial condition, results of operations or cash flows.

Note 2. Recent Developments

On October 21, 2009, Bank of America announced that it had entered into a definitive agreement to sell substantially all of First Republic’s assets and liabilities (the “Transaction”) to a number of investors, led by First Republic’s existing management, and including investment funds managed by Colony Capital, LLC and General Atlantic LLC (collectively, the “Purchasers”). The Transaction was completed after the close of business on June 30, 2010. Following the completion of the Transaction, the Bank began operation as a California-chartered, FDIC-insured, non-member bank under the name “First Republic Bank.”

Pursuant to the purchase agreement executed in connection with the Transaction, BANA retained approximately $2.0 billion of loans and approximately $42 million of real estate owned that were selected by the Purchasers as of October 21, 2009. These loans and real estate owned were transferred to BANA’s operating systems in April 2010. Additionally, approximately $500 million of assets related to bank-owned life insurance, deferred tax assets and other assets and the deposits in Las Vegas, Nevada were transferred to BANA in April 2010 and the Las Vegas branch closed on April 30, 2010. The assets, liabilities and resulting income and expense retained by BANA are included in the combined financial statements through the date they were transferred to BANA as these assets and liabilities reflect the historical business operations of the Bank. The following table presents the book value of the assets, liabilities and noncontrolling interests acquired from BANA as of July 1, 2010.

($ in thousands)
Assets:
Cash and cash equivalents	$435,916
Investment securities	4,331
Loans, net	17,394,431
Loans held for sale	27,732
Mortgage servicing rights	13,100
Other assets	384,259

Total	$18,259,769

Liabilities and Equity:
Customer deposits	$17,778,797
Federal Home Loan Bank advances	130,416
Other liabilities	185,458
Subordinated notes	65,508
Noncontrolling interests	99,590

Total	$18,259,769

The Bank is in process of completing the fair value analysis in order to record the acquired assets, liabilities and noncontrolling interests at fair value in accordance with ASC 805.

Note 3. Purchase Accounting Allocation

Bank of America Acquisition (Successor)

On January 1, 2009, Bank of America purchased Merrill Lynch and thereby acquired MLFSB, of which First Republic was then a division. On November 2, 2009, MLFSB was merged into BANA, and the Bank thereby became a division of BANA.

As part of the acquisition, certain fair value adjustments to the assets and liabilities of First Republic were recorded as shown in the table below as a result of applying push-down accounting. As a result of its acquisition, Bank of America management determined that no goodwill or other intangible assets should be recorded at First Republic on January 1, 2009. All previously recorded goodwill or other intangible assets were reduced to $0 when Bank of America applied its push-down accounting to First Republic.

($ in thousands)	Carrying Value at January 1, 2009	Purchase Accounting Adjustments	Estimated Fair Value at January 1, 2009
Assets:
Cash and cash equivalents	$169,572	$—	$169,572
Loans, net	17,368,559	(739,771)	16,628,788
Loans held for sale	4,325	—	4,325
Mortgage servicing rights	23,307	6,935	30,242
Other intangible assets	206,911	(206,911)	—
Other assets	615,457	461,995	1,077,452
Goodwill	1,305,780	(1,305,780)	—

Total	$19,693,911	$(1,783,532)	$17,910,379

Liabilities and Equity:
Customer deposits	$12,311,754	$(364)	$12,311,390
Federal Home Loan Bank advances	1,236,257	30,062	1,266,319
Other liabilities	142,572	127,625	270,197
Subordinated notes	66,682	—	66,682
Parent company borrowing	3,151,268	(409,204)	2,742,064
Equity before noncontrolling interests	2,685,788	(1,531,651)	1,154,137
Noncontrolling interests	99,590	—	99,590

Total	$19,693,911	$(1,783,532)	$17,910,379

Merrill Lynch & Co. Acquisition (Predecessor II)

On September 21, 2007, Merrill Lynch purchased First Republic and First Republic became a division of MLFSB. As part of the acquisition, certain fair value adjustments to the assets and liabilities of First Republic were recorded as shown in the table below as a result of applying push-down accounting. Goodwill was recorded for the excess of the cost over the fair value of the net assets of the Bank. In addition, the Bank recorded certain intangible assets associated with the core deposits, wealth management customer revenues and trademark/trade name of First Republic.

($ in thousands)	Carrying Value at September 21, 2007	Purchase Accounting Adjustments	Estimated Fair Value at September 21, 2007
Assets:
Cash and cash equivalents	$201,058	$—	$201,058
Investment securities	2,091,857	(4,163)	2,087,694
Loans, net	10,238,122	(242,590)	9,995,532
Loans held for sale	4,718	(27)	4,691
Mortgage servicing rights	27,202	10,332	37,534
Other intangible assets	10,355	250,645	261,000
Other assets	760,611	9,305	769,916
Goodwill	160,565	1,145,215	1,305,780

Total	$13,494,488	$1,168,717	$14,663,205

Liabilities and Equity:
Customer deposits	$9,978,996	$3,448	$9,982,444
Federal Home Loan Bank advances and other borrowings	2,250,000	7,315	2,257,315
Other liabilities	280,575	(3,001)	277,574
Subordinated notes	63,770	3,906	67,676
Equity before noncontrolling interests	779,557	1,157,049	1,936,606
Noncontrolling interests	141,590	—	141,590

Total	$13,494,488	$1,168,717	$14,663,205

Merger Related Expenses

Merger related expenses associated with the Merrill Lynch acquisition are recorded in the combined statement of income in the period from January 1, 2007 to September 21, 2007. These charges represent costs associated with the acquisition and do not represent ongoing costs of the Bank. Merger related expenses consist primarily of $33.7 million for the cost of stock based compensation that had accelerated vesting and $17.1 million for transaction costs (including legal, accounting and investment banking fees).

Note 4. Investment Securities

The Bank’s investment securities were classified as either available-for-sale or trading at December 31, 2009 and December 28, 2007. The Bank did not own any securities at December 26, 2008. The following tables present information related to available-for-sale securities:

	Successor December 31, 2009
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
Other residential mortgage-backed securities (“MBS”)	$3,069	$114	$—	$3,183

	Predecessor II December 28, 2007
($ in thousands)	Cost	Gross unrealized gains	Gross unrealized losses	Fair value
U.S. Treasury and federal agencies	$10,569	$93	$—	$10,662
Residential agency MBS	9,557	37	(20)	9,574
Other debt securities	4,209	15	—	4,224

Total	$24,335	$145	$(20)	$24,460

As a result of the Merrill Lynch acquisition, on September 22, 2007, the Bank reclassified held-to-maturity securities with a fair value of $816.3 million to available-for-sale or trading. At December 28, 2007, approximately $20.1 million of investment securities were pledged at the Federal Reserve Bank of San Francisco or a correspondent bank as collateral to secure trust funds and public deposits.

The following table presents gross unrealized losses and fair value of available-for-sale securities:

	Predecessor II December 28, 2007
	Less than 12 months		12 months or more		Total
($ in thousands)	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value
Residential agency MBS	$(20)	$5,997	$—	$—	$(20)	$5,997

Sales of Investment Securities

The following table presents gross realized gains and losses from sales of securities available-for-sale:

	Predecessor II		Predecessor I
($ in thousands)	Year Ended December 26, 2008	September 22 - December 28, 2007	January 1- September 21, 2007
Gross realized gains	$28	$24,516	$1
Gross realized losses	—	(475)	(132)

Net realized gains (losses)	$28	$24,041	$(131)

There were no sales of securities in 2009.

For the period from September 22, 2007 through December 28, 2007, the Bank recognized $500 thousand of OTTI on available-for-sale securities that was recorded in earnings.

The following table presents interest and dividend income on investments:

	Successor	Predecessor II		Predecessor I
($ in thousands)	Year Ended December 31, 2009	Year Ended December 26, 2008	For the Period from Sept. 22, 2007 to Dec. 28, 2007	For the Period from Jan. 1, 2007 to Sept. 21, 2007
Interest on taxable securities	$420	$184	$9,479	$58,790
Interest on tax-exempt securities	—	—	4,119	23,284
Dividend income on investment securities and FHLB stock	125	4,894	1,877	9,018

Total	$545	$5,078	$15,475	$91,092

The following table presents contractual maturities of available-for-sale debt securities:

	Successor December 31, 2009		Predecessor II December 28, 2007
($ in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$—	$—	$9,093	$9,152
Due after one year through five years	—	—	1,476	1,510
Due after five years through ten years	—	—	—	—
Due after ten years	—		4,209	4,224

Subtotal	—	—	14,778	14,886

MBS	3,069	3,183	9,557	9,574

Total	$3,069	$3,183	$24,335	$24,460

Note 5. Loans

Real estate loans are secured by single family, multifamily and commercial real estate properties and generally mature over periods of up to thirty years. At December 31, 2009, approximately 65% of the total loan portfolio was secured by California real estate, compared to 62% at December 26, 2008 and 60% at December 28, 2007. At December 31, 2009 and December 26, 2008, 95% of single family and home equity lines of credit contain an interest-only payment feature compared to 93% at December 28, 2007, respectively. These loans generally have an initial interest-only term of ten years.

The following tables present the major categories of loans outstanding, including those subject to ASC 310-30. The loans are presented with the contractual balance, any purchase accounting adjustments and net deferred fees and costs:

	Successor December 31, 2009
($ in thousands)	Principal	Net Unaccreted Discount	Net Deferred Fees and Costs	Total
Types of Loans:
Single family (1-4 units)	$10,487,061	$(363,921)	$2,660	$10,125,800
Home equity credit lines	1,830,043	(121,773)	1,506	1,709,776
Commercial real estate	2,969,713	(141,288)	(1,592)	2,826,833
Multifamily (5+ units) mtgs	2,128,942	(69,366)	(2,004)	2,057,572
Multifamily/commercial construction	262,420	(15,646)	(162)	246,612
Single family construction	241,858	(898)	(36)	240,924

Total real estate mortgages	17,920,037	(712,892)	372	17,207,517
Commercial business loans	1,086,735	(71,531)	(2,364)	1,012,840
Other secured	202,771	(13,012)	—	189,759
Unsecured loans and lines of credit	173,438	(17,200)	17	156,255
Stock secured	69,217	(2,807)	—	66,410

Total other loans	1,532,161	(104,550)	(2,347)	1,425,264

Total loans	$19,452,198	$(817,442)	$(1,975)	18,632,781

Less:
Allowance for loan losses				(45,003)

Loans, net				18,587,778
Real estate loans held for sale				14,540

Total				$18,602,318

	Predecessor II December 26, 2008
($ in thousands)	Principal	Net Unaccreted Discount	Net Deferred Fees and Costs	Total
Types of Loans:
Single family (1-4 units)	$8,895,395	$(163,571)	$16,647	$8,748,471
Home equity credit lines	1,671,221	(18,743)	(8)	1,652,470
Commercial real estate	2,835,378	(14,762)	(3,844)	2,816,772
Multifamily (5+ units) mtgs	1,916,801	(9,825)	(2,299)	1,904,677
Multifamily/commercial construction	173,482	(309)	(1)	173,172
Single family construction	400,175	(789)	(14)	399,372

Total real estate mortgages	15,892,452	(207,999)	10,481	15,694,934
Commercial business loans	1,220,435	(2,408)	(3,202)	1,214,825
Other secured	241,995	(162)	—	241,833
Unsecured loans and lines of credit	319,701	(18)	40	319,723
Stock secured	73,921	(14)	—	73,907
Lease financing	16	—	—	16

Total other loans	1,856,068	(2,602)	(3,162)	1,850,304

Total loans	$17,748,520	$(210,601)	$7,319	17,545,238

Less:
Allowance for loan losses				(176,679)

Loans, net				17,368,559
Real estate loans held for sale				4,325

Total				$17,372,884

	Predecessor II December 28, 2007
($ in thousands)	Principal	Net Unaccreted Discount	Net Deferred Fees and Costs	Total
Types of Loans:
Single family (1-4 units)	$5,236,172	$(179,108)	$2,250	$5,059,314
Home equity credit lines	1,024,747	(23,730)	(2)	1,001,015
Commercial real estate	1,839,569	(18,525)	(949)	1,820,095
Multifamily (5+ units) mtgs	1,194,698	(11,652)	(170)	1,182,876
Multifamily/commercial construction	141,500	(268)	(13)	141,219
Single family construction	320,333	(2,504)	(13)	317,816

Total real estate mortgages	9,757,019	(235,787)	1,103	9,522,335
Commercial business loans	1,052,500	(840)	(553)	1,051,107
Other secured	185,205	(155)	—	185,050
Unsecured loans and lines of credit	254,557	801	18	255,376
Stock secured	82,303	(587)	—	81,716
Lease financing	27,051	—	—	27,051

Total other loans	1,601,616	(781)	(535)	1,600,300

Total loans	$11,358,635	$(236,568)	$568	11,122,635

Less:
Allowance for loan losses				(60,914)

Loans, net				11,061,721
Real estate loans held for sale				5,816

Total				$11,067,537

The Bank had pledged $3.3 billion, $3.1 billion and $3.3 billion of loans to secure borrowings from the Federal Home Loan Bank of San Francisco (the “FHLB”) as of December 31, 2009, December 26, 2008, and December 28, 2007, respectively.

At December 31, 2009 and January 1, 2009, loans within the scope of ASC 310-30 had an unpaid principal balance of $414.2 million and $515.6 million, respectively, and a carrying value of $374.8 million and $452.4 million, respectively. There were no loans within the scope of ASC 310-30 at December 26, 2008 or December 28, 2007. The following table provides details on the credit impaired loans acquired:

($ in thousands)	Successor At January 1, 2009
Contractually required payments, including interest	$594,679
Nonaccretable difference	(59,908)

Cash flows expected to be collected	$534,771
Accretable yield	(82,403)

Fair value of loans acquired	$452,368

The change in accretable yield and allowance for loan losses related to credit impaired loans is presented in the following table:

($ in thousands)	Successor At or for the Year Ended December 31, 2009
Balance, beginning of year	$82,403
Additions	—
Disposals	(123)
Accretion	(20,539)
Increase in expected cash flows	37,576

Balance, end of year	$99,317

Allowance, beginning of year	$—
Provision	11,807
Chargeoffs	(5,093)

Balance, end of year	$6,714

At December 31, 2009, December 26, 2008 and December 28, 2007, loans over 90 days past due and accruing were $11.3 million, $5.7 million and $19.7 million, respectively.

Nonaccrual loans and the related interest income information are presented as follows:

	Successor	Predecessor II		Predecessor I
($ in thousands)	At or for the Year Ended Dec. 31, 2009	At or for the Year Ended Dec. 26, 2008	At Dec. 28, 2007 or for the period Sept. 22 - Dec. 28, 2007	At Sept. 21, 2007 or for the period Jan. 1 - Sept. 21, 2007
Nonaccrual loans:
Balance at period end	$249,148	$130,984	$54,950	$50,289
Actual interest income recognized	$—	$—	$174	$130
Interest income under original terms	$6,534	$2,353	$1,270	$372
Total loans at period end	$18,632,781	$17,545,238	$11,122,635	$10,297,234
Nonperforming loans to total loans	1.34%	0.75%	0.49%	0.49%

The Bank restructures loans generally because of the borrower’s financial difficulties, by granting concessions to reduce the interest rate, to waive or defer payments or, in some cases, to reduce the principal balance of the loan. Loans that are partially charged off and loans that have been modified in troubled debt restructurings are reported as nonaccrual loans until at least six consecutive payments are received and the loan meets the Bank’s other criteria for returning to accrual or restructured performing status. As of December 31, 2009 and December 28, 2007, balances related to troubled debt restructurings included in the above table were $109.5 million and $3.2 million, respectively. There were no troubled debt restructurings as of December 26, 2008 or September 21, 2007.

The following table presents an analysis of the changes in the allowance for loan losses for the periods indicated:

	Successor		Predecessor II		Predecessor I
($ in thousands)	At or for the Year Ended Dec. 31, 2009		At or for the Year Ended Dec. 26, 2008	At Dec. 28, 2007 or for the period Sept. 22 - Dec. 28, 2007	At Sept. 21, 2007 or for the period Jan. 1 - Sept. 21, 2007
Allowance for loan losses:
Balance at beginning of period	$176,679		$60,914	$59,112	$51,706
Purchase accounting adjustment (1)	(176,679	) (1)	—	—	—
Provision charged to expense	49,462		131,175	2,400	8,067
Chargeoffs:
Home equity credit lines	—		(416)	—	—
Commercial real estate	(2,273)		—	—	—
Multifamily/commercial construction	—		(9,400)	—	—
Commercial business	(1,531)		(2,088)	(359)	(621)
Other loans	(1,289)		(357)	(322)	(219)

Total chargeoffs	(5,093)		(12,261)	(681)	(840)

Recoveries:
Multifamily	—		—	—	313
Commercial real estate	1		126	—	146
Commercial business	453		94	34	25
Other loans	180		181	49	62

Total recoveries	634		401	83	546

Net loan chargeoffs	(4,459)		(11,860)	(598)	(294)
Reclassification to other liabilities	—		(3,550)	—	(367)

Balance at end of period	$45,003		$176,679	$60,914	$59,112

Average total loans for the period	$17,623,345		$14,456,638	$10,831,549	$8,833,602
Total loans at period end	$18,632,781		$17,545,238	$11,122,635	$10,297,234
Ratios:
Net chargeoffs to average total loans (annualized)	0.03%		0.08%	0.02%	0.00%
Allowance for loan losses to:
Total loans	0.24%		1.01%	0.55%	0.57%
Nonaccruing loans	18.1%		134.9%	110.9%	117.5%

(1)	On January 1, 2009, the Bank’s allowance for loan losses became part of the loan carrying value due to purchase accounting adjustments.

The Bank’s allowance for loan losses became part of the loan carrying value due to purchase accounting adjustments recorded in 2009 as a result of the Bank of America acquisition. See Note 3, “Purchase Accounting Allocation.” ASC 310-30 requires impaired loans acquired in a business combination to be recorded at fair value and prohibits the carryover of the allowance for loan losses. The net purchase accounting discount was determined by discounting cash flows expected to be collected using an observable discount rate for similar instruments. Subsequent decreases to expected principal cash flows result in a charge to provision for credit losses.

Impaired loans, which were nonperforming at December 31, 2009 (excluding loans accounted for under ASC 310-30), were $158.9 million with a related allowance for loan losses of $28.2 million. Total impaired loans were $102.3 million at December 26, 2008 and $49.8 million at December 28, 2007 with a related allowance for loan losses of $36.6 million and $9.8 million, respectively. The Bank recognized interest income from impaired loans of $1 thousand in 2009, none for 2008, $174 thousand for September 22 through December 28, 2007 and $121 thousand for January 1 through September 21, 2007, which were recognized using the cash received method. The average recorded investment in impaired loans was approximately $113.0 million for 2009, $71.5 million for 2008 and $33.6 million for 2007.

Note 6. Mortgage Banking Activity

The recorded value of MSRs is amortized in proportion to, and over the period of, estimated net servicing income for the year ended December 26, 2008 and for the periods from September 22, 2007 to December 28, 2007 and January 1, 2007 to September 21, 2007. In 2009, MSRs are recorded at fair value with changes in fair value recognized in the income statement. To value MSRs, the Bank stratifies loans sold each year by property type, loan index for ARMs and interest rate for loans fixed for more than three years.

The following table presents information on the level of loans originated, loans sold and gain on sale of loans for the periods indicated:

	Successor	Predecessor II		Predecessor I
($ in thousands)	For the Year Ended December 31, 2009	For the Year Ended December 26, 2008	September 22 - December 28, 2007	January 1 - September 21, 2007
Loans originated	$5,311,801	$9,691,355	$1,933,306	$4,903,901

Loans sold:
Flow sales	$479,855	$123,002	$35,890	$180,053
Bulk sales	35,821	186,120	—	571,759

Total loans sold	$515,676	$309,122	$35,890	$751,812

Gain (loss) on sale of loans:
Amount	$5,536	$(1,454)	$301	$6,865
Percentage of loans sold	1.07%	(0.47%)	0.84%	0.91%

The following table presents changes in the portfolio of loans serviced for others and changes in the book value of the Bank’s MSRs and valuation statistics for the periods indicated:

Successor	Predecessor II	Predecessor I
($ in thousands)	At or for the Year Ended Dec. 31, 2009	At or for the Year Ended Dec. 26, 2008	At Dec. 28, 2007 or for the period Sept. 22 - Dec. 28, 2007	At Sept. 21, 2007 or for the period Jan. 1 - Sept. 21, 2007
Loans serviced for others:
Beginning balance	$4,313,659	$4,863,870	$5,016,818	$4,979,693
Loans sold	515,676	309,122	35,890	751,812
Repayments	(829,854)	(858,491)	(185,910)	(559,035)
Loans repurchased	—	(842)	(2,928)	(155,652)

Ending balance	$3,999,481	$4,313,659	$4,863,870	$5,016,818

MSRs:
Beginning balance	$23,307	$34,586	$27,202	$28,445
Purchase accounting adjustment	6,935	—	10,332	—
Additions due to new loans sold	4,538	1,259	317	5,968
Changes in fair value:
Due to changes in valuation model inputs or assumptions	(4,639)	—	—	—
Other changes in fair value	(5,597)	—	—	—

Total changes in fair value	(10,236)	—	—	—
Amortization expense	—	(10,895)	(3,250)	(6,066)
Provision for valuation allowance	—	(1,640)	—	—
Reductions due to repurchases	—	(3)	(15)	(1,145)

Ending balance	$24,544	$23,307	$34,586	$27,202

Estimated fair value of MSRs	$24,544	$30,242	$37,021	$39,300

MSRs as a percent of total loans serviced	0.61%	0.54%	0.71%	0.54%
Weighted average servicing fee collected for the period	0.26%	0.26%	0.26%	0.27%
MSRs as a multiple of weighted average servicing fee	2.35	x	2.07	x	2.74	x	2.01	x

The following table presents changes in the valuation allowance for the periods indicated:

	Successor	Predecessor II		Predecessor I
($ in thousands)	At or for the Year Ended Dec. 31, 2009	At or for the Year Ended Dec. 26, 2008	At Dec. 28, 2007 or for the period Sept. 22 - Dec. 28, 2007	At Sept. 21, 2007 or for the period Jan. 1 - Sept. 21, 2007
Valuation allowance:
Beginning balance	$18	$—	$42	$50
Provision	—	1,640	—	—
Reduction due to permanent impairment	—	(1,622)	—	(8)
Reversal due to purchase accounting adjustment	(18)	—	(42)	—

Ending balance	$—	$18	$—	$42

The following table presents servicing fees for the periods indicated:

	Successor	Predecessor II		Predecessor I
($ in thousands)	For the Year Ended December 31, 2009	For the Year Ended December 26, 2008	September 22 - December 28, 2007	January 1 - September 21, 2007
Contractually specified servicing fees	$10,863	$11,759	$3,511	$9,810
Late charges & ancillary fees	$300	$886	$70	$877

The following table presents the Bank’s key assumptions used in measuring the fair value of MSRs as of December 31, 2009, December 26, 2008 and December 28, 2007 and the pre-tax sensitivity of the fair values to an immediate 10% and 20% adverse change in these assumptions:

	Successor	Predecessor II
($ in thousands)	December 31, 2009	December 26, 2008	December 28, 2007
Fair value of MSRs	$24,544	$30,242	$37,021
Weighted average prepayment speed (CPR)	19.08%	19.00%	23.06%
Impact on fair value of 10% adverse change	$(1,661)	$(1,568)	$(1,488)
Impact on fair value of 20% adverse change	$(3,186)	$(2,995)	$(2,131)
Weighted average discount rate	13.61%	14.93%	15.00%
Impact on fair value of 10% adverse change	$(937)	$(1,166)	$(1,359)
Impact on fair value of 20% adverse change	$(1,805)	$(2,241)	$(2,618)

The sensitivity analysis above is hypothetical and should be used with caution. In particular, the effect of a variation in a particular assumption on the fair value of MSRs is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another factor, which may magnify or counteract the sensitivities. Further changes in fair value based on a single variation in assumptions generally cannot be extrapolated because the relationship of the change in a single assumption to the change in fair value may not be linear.

Note 7. Prepaid Expenses and Other Assets

The Bank’s prepaid expenses and other assets consisted of the following:

	Successor	Predecessor II
($ in thousands)	December 31, 2009	December 26, 2008	December 28, 2007
Prepaid FDIC insurance assessment	$118,349	$—	$—
Interest receivable	77,599	68,872	54,282
Mutual fund settlement receivable	70,126	21,439	51,510
FHLB Stock, at cost	59,420	59,420	95,173
Foreign exchange derivatives	12,747	6,032	2,962
Receivable from Parent	—	—	71,786
Other assets	21,166	29,295	37,765
Other prepaid expenses	7,293	15,854	13,195

Total	$366,700	$200,912	$326,673

Note 8. Premises, Equipment and Leasehold Improvements

Premises, equipment and leasehold improvements are summarized below:

	Successor	Predecessor II
($ in thousands)	December 31, 2009	December 26, 2008	December 28, 2007
Land, buildings and improvements	$966	$900	$1,010
Furniture, equipment and software	29,408	36,400	27,269
Leasehold improvements	76,135	81,606	69,495
Construction-in-progress	6,126	4,818	—

Total	$112,635	$123,724	$97,774
Less: accumulated depreciation and amortization	(20,395)	(25,035)	(4,248)

Premises, equipment and leasehold improvements, net	$92,240	$98,689	$93,526

Depreciation and amortization expense was $20.4 million, $20.7 million, $4.2 million and $10.7 million in 2009, 2008, September 22, 2007 to December 28, 2007 and January 1, 2007 to September 21, 2007, respectively. Rent and related occupancy expense, net of sublease income, was $23.3 million in 2009, $28.0 million in 2008, $6.3 million for the period from September 22 through December 28, 2007, and $17.3 million for the period from January 1, 2007 through September 21, 2007.

Future minimum rental payments required under operating leases, net of sublease income, including the Bank’s office facilities, that have initial or remaining noncancelable terms in excess of one year were as follows:

Successor
($ in thousands)	December 31, 2009
Operating leases:
2010	$24,245
2011	21,453
2012	22,182
2013	20,958
2014	20,788
Thereafter	73,972

Total	$183,598

Note 9. Goodwill and Intangible Assets

The gross carrying value of intangible assets and accumulated amortization was:

	Predecessor II
	December 26, 2008		December 28, 2007
($ in thousands)	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Amortized intangible assets:
MSRs	$37,470	$(14,145)	$37,836	$(3,250)
Core deposit intangibles	194,400	(47,777)	194,400	(10,468)
Customer relationship intangibles	38,700	(6,312)	38,700	(1,350)

Total amortized intangibles	$270,570	$(68,234)	$270,936	$(15,068)

Goodwill	$1,305,780		$1,305,780
Trade name	$27,900		$27,900

There was no goodwill or other intangible assets as of December 31, 2009.

The following table presents the changes in goodwill for the periods indicated.

($ in thousands)	Commercial Banking	Wealth Management	Total Combined
Predecessor I
Balance at December 31, 2006	$110,902	$72,538	$183,440
Deferred payments	—	1,690	1,690
Impairment charge	—	(15,700)	(15,700)
Reduction due to sale of subsidiary	—	(9,729)	(9,729)
Other	864	—	864

Balance at September 21, 2007	111,766	48,799	160,565

Predecessor II
Reversal due to Merrill Lynch acquisition	(111,766)	(48,799)	(160,565)
Additions due to Merrill Lynch acquisition	1,252,865	52,915	1,305,780

Balance at December 28, 2007 and December 26, 2008	1,252,865	52,915	1,305,780

Successor
Reversal due to Bank of America acquisition	(1,252,865)	(52,915)	(1,305,780)

Balance as of December 31, 2009	$—	$—	$—

The Bank is required to test goodwill for impairment at least annually at the reporting unit level. The Bank did not recognize any impairment in 2008 or 2007 based on the results of the annual tests.

During the first quarter of 2007, one of the Bank’s investment advisory subsidiaries had been advised of the termination of one of its largest and longest in tenure relationships and of the probable termination of assets managed under a subadvisory contract. Collectively, these two relationships represented approximately $2.0 billion of assets under management and approximately 50% of this subsidiary’s investment advisory fees at the time. In light of these events, the Bank performed a valuation analysis in the first quarter of 2007 and, as a result, recorded a $15.7 million non-cash impairment charge in the first quarter of 2007 to reduce the carrying value of the goodwill attributed to the purchase of this subsidiary. On June 28, 2007, the Bank sold this subsidiary to its principal officers and recorded a loss on sale of subsidiary of $12.2 million and a related tax benefit of $11.7 million. The operating results of this subsidiary are included in the wealth management segment through the closing date in 2007.

Note 10. Customer Deposits

Demand deposit checking accounts for business clients did not bear interest at December 31, 2009, December 26, 2008 and December 28, 2007. Negotiable Order of Withdrawal (“NOW”) checking accounts provide unlimited check writing to consumer clients and bear a minimum balance interest rate of 0.05% at December 31, 2009, December 26, 2008 and December 28, 2007. Passbook and money market accounts that have no contractual maturity paid interest compounded daily at rates ranging from 0.10% to 1.29% per annum at December 31, 2009, 0.10% to 3.20% per annum at December 26, 2008 and 0.10% to 4.88% at December 28, 2007.

Certificates of deposit bear interest at varying rates based on money market conditions, generally ranging from 0.20% to 2.47% at December 31, 2009, 1.49% to 3.20% at December 26, 2008 and 3.92% to 4.74% at December 28, 2007. At December 31, 2009, the annual contractual maturities of the Bank’s certificates of deposit were as follows:

($ in thousands)	Successor December 31, 2009
Certificates of deposit:
2010	$3,761,414
2011	1,595,809
2012	272,312
2013	110,260
2014	180,882
Thereafter	5,041

Total	$5,925,718

At December 31, 2009, December 26, 2008 and December 28, 2007 certificates of deposit of $100 thousand or more totaled $4.0 billion, $2.9 billion and $1.9 billion respectively. At December 31, 2009, certificates of deposit over $250 thousand totaled $1.8 billion.

The following table presents interest expense on customer deposits for the periods indicated:

	Successor	Predecessor II		Predecessor I
($ in thousands)	Year Ended December 31, 2009	Year Ended December 26, 2008	September 22 - December 28, 2007	January 1 - September 21, 2007
NOW checking	$4,644	$3,403	$1,200	$3,407
Money market checking accounts	19,501	44,895	17,663	44,283
Money market savings and passbooks	48,022	99,243	38,204	94,434
Certificates of deposit	151,797	125,495	35,772	84,121

	$223,964	$273,036	$92,839	$226,245

Note 11. Federal Home Loan Bank Advances

Prior to the Merrill Lynch acquisition, the Bank was an approved member of the FHLB. FHLB advances are either adjustable rate in nature or fixed for a specific term. Amounts presented below represent contractual amounts due under the borrowing arrangements. Purchase accounting adjustments are amortized and recorded as a reduction to interest expense over the contractual life of the advance using a level yield methodology. The following table presents information related to FHLB advances:

	Successor		Predecessor II
	December 31, 2009		December 26, 2008		December 28, 2007
($ in thousands)	Amount	Rate	Amount	Rate	Amount	Rate
Advances maturing in:
Less than one year	$—	—	$1,103,500	4.89%	$216,500	4.90%
1 to 2 years	—	—	—	—	1,603,500	4.91%
2 to 3 years	60,000	0.66%	—	—	—	—
3 to 4 years	70,000	0.35%	60,000	3.25%	—	—
4 to 5 years	—	—	70,000	3.09%	60,000	5.44%
Thereafter	—	—	—	—	70,000	4.64%

Subtotal	130,000	0.49%	1,233,500	4.71%	1,950,000	4.92%

Purchase accounting adjustment	501		2,757		6,338

Total	$130,501	0.49%	$1,236,257	4.70%	$1,956,338	4.90%

The Bank is required to own FHLB stock at least equal to 4.7% of outstanding FHLB advances. The Bank records FHLB stock at cost. The Bank owned FHLB stock of $59.4 million at December 31, 2009 and December 26, 2008 and $95.2 million at December 28, 2007.

Note 12. Subordinated Notes

The carrying value of the Bank’s subordinated notes is as follows:

	Successor	Predecessor II
($ in thousands)	December 31, 2009	December 26, 2008	December 28, 2007
Outstanding amount	$63,770	$63,770	$63,770
Purchase accounting adjustment	2,127	2,912	3,689

Total carrying value	$65,897	$66,682	$67,459

These notes carry a contractual interest rate of 7.75% and mature on September 15, 2012. Purchase accounting adjustments are amortized and recorded as a reduction to interest expense over the contractual life of the subordinated notes using a level yield methodology.

Note 13. Noncontrolling Interests

The Bank formed FRPCC, which is an SEC registrant, in April 1999 and FRPCC II in September 2001, each of which is a REIT for federal income tax purposes. Each REIT has issued preferred stock, which the Bank reports as noncontrolling interests within total equity in the Bank’s combined balance sheet. The Bank records dividends paid to other owners of the REITs’ preferred stock as noncontrolling interests on the statement of income. Under banking regulations, the REITs’ preferred stock is treated as Tier 1 Capital subject to a cap of 25% of the Bank’s total Tier 1 Capital, with any excess amount treated as Tier 2 Capital. Under certain adverse or regulatory circumstances, each series of the REITs’ preferred stock is exchangeable into preferred stock issued by the Bank at the direction of regulators.

FRPCC completed a $55.0 million initial private offering of 10.50% noncumulative perpetual exchangeable Series A preferred stock (“Series A Preferred Stock”) in June 1999 and a $7.0 million private placement of 5.7% noncumulative perpetual exchangeable Series C preferred stock (“Series C Preferred Stock”) in June 2001. In June 2007, the Series C Preferred Stock was converted at the option of the holder into 343,530 shares of the Bank’s common stock at a conversion price of $20.38 per share. If declared, dividends on the Series A Preferred Stock are payable semiannually.

FRPCC completed a $42.0 million public offering of 8.875% noncumulative perpetual exchangeable Series B preferred stock (“FRPCC Series B Preferred Stock”) in January 2002 and a $60.0 million public offering of 7.25% noncumulative perpetual exchangeable Series D preferred stock (“Series D Preferred Stock”) in June 2003. The FRPCC Series B Preferred Stock and the Series D Preferred Stock have a liquidation value of $25 per share, and, if declared, dividends are payable quarterly on the liquidation value. On November

19, 2007, the FRPCC Series B Preferred Stock was redeemed at a total redemption price of $42.5 million, which represented $25 per share plus accrued and unpaid dividends to the redemption date at a rate of $0.296 per share of all the issued and outstanding shares of FRPCC Series B Preferred Stock. The Series D Preferred Stock is traded on the Nasdaq National Market under the symbols “FRCCO.” At December 31, 2009, FRPCC had total assets of approximately $296.6 million, consisting primarily of single family mortgage loans.

In August 2003, FRPCC II completed a $10.0 million private placement of 8.75% noncumulative perpetual exchangeable Series B preferred stock (“FRPCC II Series B Preferred Stock”). The FRPCC II Series B Preferred Stock has a liquidation value of $25 per share and, if declared, dividends are payable quarterly. At December 31, 2009, FRPCC II had total assets of approximately $1.1 billion, consisting primarily of multifamily and commercial real estate mortgage loans and cash equivalents.

At December 31, 2009, Bank of America owned $25.4 million of FRPCC’s Series A Preferred Stock, which reduces the outstanding balance of noncontrolling interests presented in the combined financial statements. There were no purchases of any of FRPCC’s Series A Preferred Stock during 2009, 2008 or 2007 by the Parent or the Bank. The Bank reduces noncontrolling interests for the total amount purchased. Dividends paid to the holders of the REITs’ preferred stock, excluding the Bank, were $8.4 million in 2009, $8.3 million 2008 and $11.8 million in 2007. The dividends paid on the REITs’ preferred stock reduce the Bank’s taxable income by the amount of the dividends.

Dividends on FRPCC’s common stock were $121 thousand in 2009, $4.4 million for 2008 and $5.9 million for 2007. Dividends on FRPCC II’s common stock were $47.4 million for 2009, $56.8 million for 2008 and $61.2 million for 2007. The dividends paid to the Parent for 2009, 2008 and 2007 were treated as consent dividends by the Parent under Section 565 of the Internal Revenue Code. The consent dividends accounted for 100% of the Parent’s federal taxable income from FRPCC and FRPCC II.

Note 14. Derivative Financial Instruments

Management has historically used derivative instruments, including interest rate swaps and caps, as part of its interest rate risk management strategy. In accordance with ASC 815, “Derivatives and Hedging,” the Bank recognizes all derivatives on the balance sheet at fair value. The Bank accounts for changes in the fair value of a derivative depending on the intended use of the derivative and its resulting designation under specified criteria. The Bank did not have any interest rate swaps or caps used as part of its interest rate risk management strategy during 2009, 2008 or 2007.

Derivative assets and liabilities consist of foreign exchange contracts executed with customers; the Bank offsets the customer exposure to another financial institution counterparty represented by major investment banks and large commercial banks. The Bank does not retain foreign exchange risk. The amounts presented in the table below include the foreign exchange contracts with both the customers and the financial institution counterparties. The Bank uses current market prices to determine the fair value of these contracts.

The Bank also creates derivative instruments when it enters into interest rate lock commitments for single family mortgage loans that will be sold to investors. The Bank’s interest rate risk exposure to these commitments is not significant as these derivatives are economically hedged with forward commitments to sell the loans to investors.

The total notional or contractual amounts and fair values for derivatives were:

	Successor
	December 31, 2009
	Notional or contractual amount	Fair value
($ in thousands)		Asset derivatives (1)	Liability derivatives (2)
Foreign exchange contracts	$428,326	$12,747	$11,458
Interest rate contracts with borrowers	18,003	—	318
Forward loan sale commitments	32,505	658	—

Total	$478,834	$13,405	$11,776

	Predecessor II
	December 26, 2008			December 28, 2007
($ in thousands)	Notional or contractual amount	Fair value		Notional or contractual amount	Fair value
		Asset derivatives (1)	Liability derivatives (2)		Asset derivatives (1)	Liability derivatives (2)
Foreign exchange contracts	$114,583	$6,032	$5,892	$175,914	$2,962	$2,817
Interest rate contracts with borrowers	15,627	49	—	1,867	—	5
Forward loan sale commitments	19,951	—	87	7,753	53	—

Total	$150,161	$6,081	$5,979	$185,534	$3,015	$2,822

(1)	Included in prepaid expenses and other assets on the balance sheet
(2)	Included in other liabilities on the balance sheet

The credit risk associated with these derivative instruments is the risk of non-performance by the counterparty to the contracts. Management does not anticipate non-performance by any of the counterparties.

Note 15. Income Taxes

At December 31, 2009, December 26, 2008 and December 28, 2007, the amount of current taxes payable, which is included in other liabilities, was $15.3 million, $14.5 million and $13.8 million, respectively. Current taxes payable were recorded based on the Bank’s tax allocation arrangement with the Parent and then adjusted to reflect current taxes payable determined on a separate company stand alone basis. The adjustments to reflect income taxes on a separate company stand alone basis were recorded as either capital contributions or capital distributions.

The following table presents the components of the Bank’s provision for income taxes for each of the periods indicated:

	Successor	Predecessor II		Predecessor I
($ in thousands)	For the Year Ended Dec. 31, 2009	For the Year Ended Dec. 26, 2008	Sept. 22 - Dec. 28, 2007	Jan. 1 - Sept. 21, 2007
Federal:
Current	$81,675	$56,183	$(27,105)	$20,992
Deferred	101,868	(51,905)	39,351	(32,837)

Subtotal	183,543	4,278	12,246	(11,845)
State:
Current	30,475	18,315	377	9,297
Deferred	40,298	(16,860)	3,533	(11,388)

Subtotal	70,773	1,455	3,910	(2,091)

Total income tax expense (benefit)	$254,316	$5,733	$16,156	$(13,936)

The following table presents a reconciliation between the effective income tax rate and the federal statutory rate for the periods indicated:

	Successor	Predecessor II		Predecessor I
	For the Year Ended Dec. 31, 2009	For the Year Ended Dec. 26, 2008	Sept. 22 - Dec. 28, 2007	Jan. 1 - Sept. 21, 2007
Expected statutory rate	35.0%	35.0%	35.0%	35.0%
State taxes, net of federal benefits	7.5%	4.7%	6.9%	5.2%
Tax-exempt income	0.0%	0.0%	(2.8)%	33.0%
Bank owned life insurance	(0.6)%	(15.5)%	(1.7)%	9.6%
Tax credits	0.0%	0.0%	0.0%	11.9%
Dividends received deduction	0.0%	(0.4)%	(0.4)%	6.7%
Non-deductible expenses	0.0%	0.0%	0.0%	(28.8)%
Other, net	0.1%	4.2%	0.0%	(5.7)%

Effective tax rate	42.0%	28.0%	37.0%	66.9%

The effective income tax rate decreased in 2008 and then increased in 2009 mainly due to the variance in pre-tax income in relation to the amount of tax advantaged investments in municipal securities, bank owned life insurance and tax credit investments.

The following table presents the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities for the periods indicated:

	Successor	Predecessor II
($ in thousands)	December 31, 2009	December 26, 2008	December 28, 2007
Deferred tax assets:
Allowance for loan losses	$19,156	$74,962	$25,789
Accrued compensation	13,573	10,460	7,389
Loan discount	376,678	89,295	99,484
Restricted stock	11,842	8,252	1,016
Depreciation	4,640	4,626	4,637
Capital loss carryforward	6,808	6,790	9,840
Tax credits and NOLs	3,331	3,331	8,127
Other: state taxes	11,308	7,092	—
Other deferred tax assets	8,897	15,673	18,885

Total gross deferred tax assets	456,233	220,481	175,167

Less: valuation allowance	(807)	(807)	(807)

Net deferred tax assets	$455,426	$219,674	$174,360

Deferred tax liabilities:
FHLB stock dividend income	$(5,848)	$(5,781)	$(6,905)
Mortgage servicing rights	(378)	(4,912)	(8,910)
Other intangible assets	—	(87,740)	(105,260)
Other deferred tax liabilities	(341)	(5,050)	(3,247)

Total gross deferred tax liabilities	(6,567)	(103,483)	(124,322)

Net deferred tax assets	$448,859	$116,191	$50,038

The net deferred tax asset represents recoverable taxes. The Bank believes a valuation allowance of $807 thousand is needed for 2009, 2008 and 2007 related to the realization of a capital loss carryforward. Management believes it is more likely than not that the remaining deferred tax assets will be realized based on projected future income, including income that may be generated as a result of certain tax planning strategies, together with tax effects of the deferred tax liabilities.

The Bank is under income tax examinations by the State of California for tax years 2000 to 2002 and by the State of New York for tax years 2005 to September 21, 2007. A reconciliation of the beginning and ending amount of unrecognized tax benefits for the periods indicated below were as follows:

	Successor	Predecessor II		Predecessor I
($ in thousands)	For the Year Ended Dec. 31, 2009	For the Year Ended Dec. 26, 2008	Sept. 22 - Dec. 28, 2007	Jan. 1 - Sept. 21, 2007
Balance at beginning of period	$8,349	$8,349	$8,239	$8,239
Additions based on tax positions related to the current year	—	—	110	—
Reductions for tax positions of prior years	—	—	—	—

Balance at end of period	$8,349	$8,349	$8,349	$8,239

As the Bank has previously reported, the California Franchise Tax Board issued in December 2003 an announcement challenging the tax treatment of certain dividend deductions involving REITs. As a result of such announcement, the Bank has not recognized any California income tax benefits from 2003 to 2009 of a type that had been recognized in 2002 and part of 2001 related to one of the Bank’s REIT subsidiaries. The State of California has commenced an audit of the Bank’s tax returns for the years 2000 to 2002. The Bank intends to defend aggressively its claims for the California tax benefits taken in 2002 and part of 2001 and as yet unrecorded tax benefits available for subsequent years. The California audit is currently in the protest stage. At December 31, 2009, the Bank’s total exposure on this position upon an unfavorable outcome was $9.1 million, net of federal tax benefits; such amount will increase over time as a result of continuing interest and penalties.

During the fourth quarter of 2006, the Internal Revenue Service began an examination of the Bank’s 2004 federal consolidated income tax return. The audit concluded in March 2008 and no changes were made to the originally filed return. During the second quarter of 2009, the State of New York began an examination of the Bank’s 2005 to September 21, 2007 state income tax returns. The audit was concluded in August 2010 with an estimated preliminary liability less than $50 thousand.

The Bank recognized approximately $504 thousand, $497 thousand, $290 thousand and $846 thousand of interest and penalties (recorded in the income tax expense line) related to uncertain tax positions during the periods ended December 31, 2009, December 26, 2008, December 28, 2007 and September 21, 2007, respectively. The Bank has accrued current taxes payable of approximately $15.3 million, $14.5 million, $13.8 million and $13.3 million related to uncertain tax positions as of December 31, 2009, December 26, 2008, December 28, 2007 and September 21, 2007, respectively. All tax liabilities in existence before June 30, 2010 remain with Bank of America as part of the Transaction.

The Bank continues to monitor the progress of ongoing income tax controversies and the impact, if any, of the expected tolling of the statute of limitations in various taxing jurisdictions. Considering these facts, the Bank does not currently believe there is a reasonable possibility of any significant change to our total unrecognized tax benefits within the next twelve months.

Note 16. Equity and Parent company borrowing

The Bank was a division of MLFSB from September 21, 2007 through November 2, 2009. From November 2, 2009 until June 30, 2010, the Bank was a division of BANA. As a division of MLFSB and BANA, the Bank was allocated equity capital equal to approximately 7.0% of its ending tangible assets on a monthly basis plus an amount equal to goodwill and other intangibles. Equity capital consists of Parent company investment and noncontrolling interests, which represent perpetual preferred stock issued by FRPCC and FRPCC II in the amount of $99.6 million. After the allocation of equity capital, any remaining amount of funding (or lending) required is borrowed from (or loaned to) the Parent. The interest rate charged (earned) on these Parent company borrowings (loans) is equal to 1-month LIBOR plus 1.50% and the expense (income) is calculated on a monthly basis based on the average borrowing (or lending) during the month.

Following the completion of the Transaction described in Note 2, the Bank became an independent commercial bank and is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation (“FDIC”). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s combined financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Utilizing the 7% equity capital allocation from the Parent, the Bank’s capital amounts and ratios are presented in the following table for the prior three balance sheet dates:

	Actual		Minimum for Capital Adequacy Purposes		Minimum to Be Well Capitalized
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Successor
December 31, 2009
Total capital to risk-weighted assets	$1,467,200	9.86%	$1,190,091	8.00%	$1,487,614	10.00%
Tier 1 capital to risk-weighted assets	1,395,838	9.38%	595,046	4.00%	892,568	6.00%
Tier 1 capital to average assets	1,395,838	7.15%	780,519	4.00%	975,649	5.00%
Predecessor II
December 26, 2008
Total capital to risk-weighted assets	$1,495,004	10.54%	$1,134,357	8.00%	$1,417,946	10.00%
Tier 1 capital to risk-weighted assets	1,272,687	8.98%	567,178	4.00%	850,768	6.00%
Tier 1 capital to average assets	1,272,687	7.21%	706,032	4.00%	882,540	5.00%
Predecessor II
December 28, 2007
Total capital to risk-weighted assets	$1,113,523	10.65%	$836,493	8.00%	$1,045,617	10.00%
Tier 1 capital to risk-weighted assets	996,563	9.53%	418,247	4.00%	627,370	6.00%
Tier 1 capital to average assets	996,563	7.26%	549,272	4.00%	686,590	5.00%

The Parent allocated certain costs to the Bank as part of the Parent’s internal accounting process in 2009 and 2008. The amount of costs allocated in the Bank’s Statement of Income was approximately $4.3 million in 2009 and $9.8 million in 2008. There were no allocations of costs from the Parent during the period September 22, 2007 to December 28, 2007.

Note 17. Commitments and Contingencies

At December 31, 2009, December 26, 2008 and December 28, 2007, the Bank had conditional commitments to originate loans of $155.1 million, $359.4 million and $509.8 million, respectively, and to disburse additional funds on existing loans and lines of credit of $3.7 billion, $4.2 billion and $3.8 billion, respectively. In addition, the Bank had undisbursed standby letters of credit of $182.0 million, $189.6 million and $154.9 million at December 31, 2009, December 26, 2008 and December 28, 2007, respectively. The Bank’s commitments to originate loans are agreements to lend to a client as long as there is no violation of any of several credit or other established conditions. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements.

The Bank has been named as a defendant in legal actions arising in the ordinary course of business, none of which, in the opinion of management, is material.

Note 18. Stock Compensation Plans

Prior to the Merrill Lynch acquisition, the Bank followed ASC 718, “Compensation – Stock Compensation,” in accounting for its stock compensation plans. Pursuant to ASC 718, the Bank measured the compensation cost of stock options as well as restricted stock based on the fair value of the options or shares at the grant date and recognized compensation expense over their remaining requisite service periods. As a result of the Merrill Lynch acquisition, all outstanding stock awards became fully vested on September 21, 2007 and resulted in the acceleration of all compensation costs associated with these awards to the period from January 1, 2007 to September 21, 2007 due to the change in control provisions of the plans. All outstanding stock awards were either settled at September 21, 2007 or were converted into an equivalent number of stock options based upon the conversion factors in the Merrill Lynch acquisition.

Fixed Stock Options

The Bank had granted fixed stock options under both the 1998 Stock Option Plan and the Amended and Restated Employee Stock Option Plan (the “Stock Option Plans”). Under the Stock Option Plans, options to purchase 1,791,591 shares had been granted to employees, officers and directors at December 31, 2006, of which 1,731,816 shares were exercisable. Under the Bank’s stock option agreements, the exercise price of each option equals or exceeds the market price of the Bank’s common stock at the grant date. Generally, stock options vest over a period of up to five years from the grant date and have a maximum contractual life of ten years.

The following table presents a summary of the Bank’s fixed stock option activity for the period from January 1, 2007 to September 21, 2007:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Fixed Options:
Outstanding at December 31, 2006	1,791,591	$12.03
Exercised	(178,455)	12.66
Forfeited	(150)	22.54

Outstanding and exercisable at September 21, 2007	1,612,986	$11.95	1.8 years	$19,279,000

During the period from January 1, 2007 to September 21, 2007, there were no options granted, and the total intrinsic value of options exercised was $7.3 million. As a result of the acquisition, the Bank recognized approximately $108 thousand of compensation expense associated with the accelerated vesting of stock options. The outstanding options at the acquisition date were converted into Merrill Lynch stock options based on the terms of the acquisition.

For options exercised during the period from January 1, 2007 to September 21, 2007, the Bank received cash of $2.3 million and realized excess tax benefits for the tax deductions of $2.2 million.

Employee Stock Purchase Plan

Under the Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”), the Bank was authorized to sell an aggregate total of 954,810 shares of common stock to its full-time employees, nearly all of whom are eligible to participate. Generally, employees are eligible to participate in the Purchase Plan after one year of employment. Beginning in 2006, under the terms of the Purchase Plan, employees can purchase shares of the Bank’s common stock at 95% of the closing price on the last day of each semimonthly payroll period, subject to an annual limitation of common stock valued at $25 thousand. Under the Purchase Plan, the Bank sold 6,322 shares to employees during the period from January 1, 2007 to September 21, 2007. The Bank does not recognize any compensation cost for the Purchase Plan since it meets the criteria under ASC 718 for the plan to be considered noncompensatory.

Restricted Stock Plans

Under the Bank’s 2000 Restricted Stock Plan, the Bank was authorized to issue an aggregate total of 191,250 shares of restricted stock to certain officers, all of which were awarded in 2000. The shares were restricted as to the vesting of the shares. The restrictions lapse over a seven-year period beginning on December 31, 2002. The Bank was recognizing the cost of these restricted shares at $13.86 per share over the eight-year period from the grant date until final vesting on December 31, 2008. Additionally, the Bank was recognizing over this period the cost of a related cash payment of $5.86 per share to these officers, which represents the estimated tax benefits to the Bank at the grant date.

Under the Bank’s 2003 Restricted Stock Plan, the Bank was authorized to issue an aggregate 2,112,500 shares of restricted stock to eligible employees, officers and directors. The shares are restricted only as to the vesting of the shares. The restrictions on the shares generally lapse over five or seven year periods. Restricted shares awarded to certain executive officers contain both service and performance conditions, and the performance condition was considered probable of achievement. Therefore, related compensation costs were recognized over the requisite service period.

The following table presents a summary of the activity for the Bank’s restricted stock plans for the period from January 1, 2007 to September 21, 2007:

	Shares	Weighted Average Fair Value
Restricted Stock:
Nonvested at December 31, 2006	1,286,489	$32.55
Granted	105,300	44.80
Vested	(1,387,589)	33.46
Forfeited	(4,200)	36.53

Nonvested at September 21, 2007	—	$—

As a result of the Merrill Lynch acquisition, all shares of restricted stock became vested, resulting in the recognition of approximately $33.6 million of accelerated compensation costs. The total grant date fair value of shares vested was $46.4 million during the period from January 1, 2007 to September 21, 2007. The shares of restricted stock were converted to Merrill Lynch stock based on the terms of the acquisition.

In connection with the restricted stock plans, the Bank generally is entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the restricted shares. Such incremental tax deduction is recorded as an increase in stockholders’ equity when such shares vest.

Merrill Lynch/Bank of America Stock Awards

Beginning on September 22, 2007, certain employees of the Bank participated in Merrill Lynch stock plans and upon acquisition by Bank of America on January 1, 2009, began participating in Bank of America stock plans. The Bank was charged for the share based compensation in its Statement of Income for awards made to Bank employees under these plans. The total share based compensation expense charged to the Bank by the Parent was $8.4 million in 2009, $17.5 million in 2008, and $2.5 million for the period from September 22, 2007 through December 28, 2007.

Note 19. Employee Benefit Plans

The Bank’s Cash or Deferred Plan (the “401k Plan”) is a qualified plan under section 401(k) of the Internal Revenue Code of 1986, as amended. Prior to the Merrill Lynch acquisition, under the 401k Plan, the Bank matched, with contributions from net income, up to 5% of each participant’s compensation subject to certain limitations. The Bank’s contributions to the 401k Plan were $1.2 million and $3.3 million for September 22, 2007 to December 28, 2007 and January 1, 2007 to September 21, 2007, respectively. At December 31, 2009, 2008 and 2007, total assets in the Bank’s 401k Plan were approximately $51.8 million, $44.4 million and $74.8 million, respectively. The 401k assets are invested by plan participants in a family of investment funds. As a result of the Merrill Lynch acquisition, and then on January 1, 2009, the Bank of America acquisition date, employees of the Bank participate in the plans of the Parent. There were no contributions to the Bank’s 401k Plan subsequent to December 31, 2007. The Bank recorded in its income statement the impact of matching contributions to the Merrill Lynch and Bank of America 401k Plan allocated by the Parent in the amount of $2.4 million and $2.5 million for the years ended December 31, 2009 and December 26, 2008, respectively.

The Bank established an Employee Stock Ownership Plan (“ESOP”) in 1985 that enables eligible employees to own common stock of the Bank. The Bank did not contribute to the ESOP during the period from January 1, 2007 to September 21, 2007. Shares in the ESOP were converted from Bank common stock to Merrill Lynch common stock at the merger date of September 21, 2007 and later to Bank of America common stock on January 1, 2009. Employees may make withdrawals from their ESOP accounts under certain circumstances, upon reaching a minimum age or following a minimum number of years of service. At December 31, 2009, all shares of Bank of America common stock held by the ESOP were distributed to participants. At December 31, 2008, the ESOP held 51,232 shares of Merrill Lynch common stock allocated to participants, which had a fair value of approximately $596 thousand. At December 31, 2007, the ESOP held 101,065 shares of Merrill Lynch common stock allocated to participants, which had a fair value of approximately $5.4 million.

In 1998, the Bank adopted a Deferred Compensation Plan under which eligible officers and employees may defer receipt of compensation earned in future years until a later time, as elected by the participants. The deferred amounts earn interest at a market rate set each year. Amounts may be deferred for a period of from one year until retirement, at which time distributions may be made in installments for up to ten years. Any deferred amounts will be paid to the participant immediately upon death, disability, or the termination of employment for any reason other than retirement. At December 28, 2007, the aggregate amount deferred in all participants’ accounts was $5.7 million. During the period from January 1, 2007 to September 21, 2007, total compensation payments of $1.1 million were deferred into cash balances.

Effective January 1, 2006, participants in the Deferred Compensation Plan also have the option to transfer their deferred compensation into a family of investment funds. On the date of receipt of the deferred compensation as elected by the participants, the participants are entitled to the balance in each of their respective investment fund account, including any return on investments. During the period from January 1, 2007 to September 21, 2007, total compensation payments of $672 thousand were deferred into the family of investment funds. Subsequent to the Merrill Lynch acquisition, the Bank did not have a Deferred Compensation Plan.

In addition, in 1998, the Bank’s stockholders approved the Deferred Equity Unit Plan (the “DEU Plan”), under which eligible employees, officers and outside directors may defer receipt of compensation earned in 1999 and future years until a later time, as elected by the participants. The deferred amounts were converted into Deferred Equity Units (“DEUs”) payable in shares of the Bank’s common stock at a later date. The number of DEUs awarded to a participant was determined by dividing the amount of compensation deferred by the market price of the common stock at the time the compensation was payable; dividends payable on DEUs were reinvested into additional DEUs at the date of payment. Deferral elections and distributions under the DEU Plan were generally the same as described above for the Deferred Compensation Plan except that DEUs were settled in shares of common stock, or cash under certain circumstances. The DEU Plan also provides that unvested shares of restricted stock and shares to be received under nonqualified stock options held by outside directors and employees may be converted into DEUs.

Under the DEU Plan, eligible employees and directors deferred total compensation payments of $198 thousand and acquired 3,715 DEUs during the period from January 1, 2007 to September 21, 2007. As of September 21, 2007, there were 318,715 units outstanding under the DEU Plan, which were paid out as a result of the Merrill Lynch acquisition in an amount of $17.5 million, which was recorded as part of the purchase price. The DEU plan was discontinued as a result of the Merrill Lynch acquisition.

During 2004, the Bank implemented a Supplemental Executive Retirement Plan (“SERP”), with five of its executives. The SERP provides for cash payments to the signatories at predetermined future dates beginning in 2014. As a result of the Merrill Lynch acquisition, the SERP liability was increased to reflect full vesting of the benefit due to the change in control. The SERP liability was increased by $2.2 million to $3.5 million at September 21, 2007. The SERP liability was $4.0 million, $3.8 million and $3.5 million at December 31, 2009, December 26, 2008 and December 28, 2007, respectively.

Generally, employees are eligible to participate in the Bank’s 401k Plan and ESOP after six months of full-time employment and in the Purchase Plan and both deferred plans after one year of full-time employment. Since inception, the Bank has not offered any other employee benefit plans and, at December 31, 2009, has no requirement to accrue additional expenses for any pension or other post-employment benefits.

Note 20. Fair Values of Assets and Liabilities

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale, MSRs and derivative instruments are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and real estate owned. These nonrecurring fair value adjustments typically involve application of the lower-of-cost-or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under ASC 820, “Fair Value Measurements and Disclosures,” the Bank groups its assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 – Valuation is based on quoted prices for identical instruments traded in active markets.

•

Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

•

Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Under ASC 820, the Bank bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is the Bank’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy of ASC 820.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value and for estimating fair value for financial instruments not recorded at fair value. Although management uses its best judgment in estimating fair value, there are inherent weaknesses in any estimates that are made at a discrete point in time based on relevant market data, information about the financial instruments and other factors. Estimates of fair value of instruments without quoted market prices are subjective in nature and involve various assumptions and estimates that are matters of judgment. Changes in the assumptions used could significantly affect these estimates. The Bank has not adjusted fair values to reflect changes in market conditions subsequent to December 31, 2009, December 26, 2008 and December 28, 2007; therefore, estimates presented herein are not necessarily indicative of amounts that could be realized in a current transaction.

The estimated fair values presented neither include nor give effect to the values associated with the Bank’s existing client relationships, lending and deposit office networks, or certain tax implications related to the realization of unrealized gains or losses. The fair value summary does not represent an estimate of the overall market value of the Bank as a going concern, which would take into account future business opportunities.

Methods and assumptions used to estimate the fair value of each major classification of financial instruments were:

Cash and cash equivalents: The current carrying amount approximates estimated fair value.

Investment securities: For securities classified as available-for-sale, the Bank used current market prices, quotations or analysis of estimated future cash flows to determine fair value.

Loans: The carrying amount of loans is net of unamortized deferred loan fees or costs, unamortized premiums or discounts and the allowance for loan losses. To estimate fair value of the Bank’s loans, which are primarily adjustable rate and intermediate fixed rate real estate secured mortgages, the Bank segments each loan collateral type into categories based on fixed or adjustable interest rate terms (index, margin, current rate and time to next adjustment), maturity, estimated credit risk and accrual status.

The Bank bases the fair value of single family, multifamily and commercial real estate mortgages primarily upon prices of loans with similar terms obtained by or quoted to the Bank, adjusted for differences in loan characteristics and market conditions. The Bank estimates the fair value of other loans based on the current interest rates at which similar loans would be made to borrowers with similar credit characteristics in the Bank’s lending activities. Assumptions regarding liquidity risk and credit risk are judgmentally determined using available internal and market information.

For the fair value of nonaccrual loans and certain other loans, the Bank considers the individual characteristics of the loans, including delinquency status and the results of the Bank’s internal loan grading process.

Loans held for sale: The carrying amount of loans held for sale reflects the lower of cost or market, including net deferred loan fees and costs. The fair value of loans held for sale was derived from quoted market prices of loans with similar terms or actual prices at which loans were committed for sale.

MSRs: The fair value of MSRs related to loans originated and sold by the Bank is based on a present value calculation of expected future cash flows, with assumptions regarding prepayments, discount rates and investment rates adjusted for market conditions.

FHLB stock: FHLB stock has no trading market, is required as part of membership and is redeemable at par; therefore, its fair value is presented at cost.

Investments in life insurance: The carrying amount of investments in life insurance reflects the total cash surrender value of each policy, which approximates fair value.

Other real estate owned: Other real estate owned includes foreclosed properties securing mortgage loans. Other real estate owned is adjusted to fair value less costs to sell upon transfer of the loans to foreclosed assets. Subsequently, other real estate owned is carried at the lower of carrying value or fair value less costs to sell. Fair value is generally based upon independent market prices or appraised values of the collateral, and accordingly, the Bank classifies other real estate owned as Level 3.

Customer deposits: The fair value of deposits with no stated term such as demand deposit accounts, NOW accounts, money market accounts and passbook accounts is the carrying amount reported on the combined balance sheet. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed. Management believes that the Bank’s non-term accounts, as a continuing source of less costly funds, provide significant additional value to the Bank that is not reflected in the assigned value. The fair value of deposits with a stated maturity is based on the present value of contractual cash flows discounted by the replacement rates for securities with similar remaining maturities.

FHLB advances: The estimated fair value of longer-term FHLB advances represents the present value of cash flows discounted using the FHLB’s fixed rate cost of funds curve for advances of the same type and with the same characteristics.

Subordinated notes: The fair value is based on current market prices for traded issues.

Commitments to extend credit: The majority of the Bank’s commitments to extend credit carry current market interest rates if converted to loans. Because these commitments are generally unassignable by either the Bank or the borrower, they have value only to the Bank and the borrower. The estimated fair value of the Bank’s commitments to extend credit, including letters of credit, approximates the recorded deferred fee amounts and was not material at December 31, 2009, December 26, 2008 and December 28, 2007.

Derivative financial instruments: Derivative assets and liabilities consist of foreign exchange contracts executed with customers which the Bank offsets the customer exposure to another financial institution counterparty. The Bank does not retain foreign exchange risk. The Bank uses current market prices to determine the fair value of these contracts. The estimated fair values of other derivative assets or liabilities that are created from interest rate lock commitments and forward loan sale commitments are estimated using analysis based on current market prices.

The following table presents the estimated fair values of financial instruments for the periods indicated:

	Successor		Predecessor II
	December 31, 2009		December 26, 2008		December 28, 2007
($ in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$178,553	$178,553	$169,572	$169,572	$194,220	$194,220
Investment securities trading	—	—	—	—	17,534	17,534
Investment securities available for sale	3,183	3,183	—	—	24,460	24,460
Loans, net	18,587,778	18,461,023	17,368,559	16,542,080	11,061,721	11,036,321
Loans held for sale	14,540	14,540	4,325	4,325	5,816	5,816
Mortgage servicing rights	24,544	24,544	23,307	30,242	34,586	37,021
FHLB Stock	59,420	59,420	59,420	59,420	95,173	95,173
Investments in life insurance	202,691	202,691	194,665	194,665	187,022	187,022
Derivative assets	13,405	13,405	6,081	6,081	3,015	3,015
Liabilities:
Customer deposits	17,182,484	17,231,905	12,311,754	12,330,015	11,050,851	11,051,084
Federal Home Loan Bank advances	130,501	130,842	1,236,257	1,258,560	1,956,338	1,962,519
Subordinated notes	65,897	70,139	66,682	59,183	67,459	66,839
Derivative liabilities	11,776	11,776	5,979	5,979	2,822	2,822

The tables below present the balances of assets and liabilities measured at fair value on a recurring basis.

	Successor
	Fair Value Measurements on a Recurring Basis December 31, 2009
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Investment securities available-for-sale:
Other residential MBS	$—	$3,183	$—	$3,183
Derivative assets	—	13,405	—	13,405
Mortgage servicing rights	—	—	24,544	24,544

Total	$—	$16,588	$24,544	$41,132

Liabilities:
Derivative liabilities	$—	$11,776	$—	$11,776

	Predecessor II
	Fair Value Measurements on a Recurring Basis December 26, 2008
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Derivative assets	$—	$6,081	$—	$6,081
Liabilities:
Derivative liabilities	$—	$5,979	$—	$5,979

	Predecessor II
	Fair Value Measurements on a Recurring Basis December 28, 2007
($ in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Trading securities	$—	$17,534	$—	$17,534
Investment securities available-for-sale:
U.S. Treasury and federal agencies	10,662	—	—	10,662
Residential agency MBS	—	9,574	—	9,574
Other debt securities	—	4,224	—	4,224
Derivative assets	—	3,015	—	3,015

Total	$10,662	$34,347	$—	$45,009

Liabilities:
Derivative liabilities	$—	$2,822	$—	$2,822

There were no transfers in or out of Levels 1 and 2 for the year ended December 31, 2009, December 26, 2008 and December 28, 2007.

The changes in Level 3 MSRs measured at fair value on a recurring basis are summarized as follows:

($ in thousands)	At or for the Year Ended Dec. 31, 2009
Beginning balance	$30,242
Total gains or losses (realized/unrealized)included in earnings	(4,639)
Purchases, issuances, and settlements	(1,059)

Ending balance	$24,544

The Bank may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with GAAP. These adjustments for fair value usually result from application of lower-of-cost-or market accounting or write-downs of individual assets. For assets measured at fair value on a nonrecurring basis in 2009, 2008 and 2007 that were still held in the balance sheet at each respective year end, the following tables provide the fair value hierarchy and the carrying value of the related individual assets or portfolios at year end.

	Successor
	Fair Value Measurements on a Non-recurring Basis At or for the Year Ended December 31, 2009
($ in thousands)	Level 1	Level 2	Level 3	Total	Gains (Losses)
Assets:
Impaired loans	$—	$—	$17,437	$17,437	$(8,337)
Other real estate owned	—	—	6,101	6,101	(3,922)

Total	$—	$—	$23,538	$23,538	$(12,259)

	Predecessor II
	Fair Value Measurements on a Non-recurring Basis At or for the Year Ended December 26, 2008
($ in thousands)	Level 1	Level 2	Level 3	Total	Gains (Losses)
Assets:
Mortgage servicing rights	$—	$—	$23,307	$23,307	$(1,622)
Other real estate owned	—	—	5,000	5,000	(2,219)

Total	$—	$—	$28,307	$28,307	$(3,841)

Note 21. Segments

ASC 280-10, “Segment Reporting,” requires that a public business enterprise report certain financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Bank’s two reportable segments are commercial banking and wealth management.

The following tables present the operating results, goodwill and total assets of the Bank’s two reportable segments, as well as any reconciling items to combined totals, for the periods indicated:

	Successor At or for the Year Ended December 31, 2009
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total Combined
Net interest income	$956,868	$77	$—	$956,945
Provision for credit losses	49,462	—	—	49,462
Noninterest income	57,426	59,914	(1,767)	115,573
Noninterest expense	361,878	57,167	(1,767)	417,278

Income before provision for income taxes	602,954	2,824	—	605,778
Provision for income taxes	253,116	1,200	—	254,316

Net income before noncontrolling interests	349,838	1,624	—	351,462
Less: Net income from noncontrolling interests	4,819	—	—	4,819

First Republic Bank Net Income	$345,019	$1,624	$—	$346,643

Goodwill	$—	$—	$—	$—

Total Assets	$19,933,882	$23,466	$(16,798)	$19,940,550

	Predecessor II At or for the Year Ended December 26, 2008
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total Combined
Net interest income	$504,597	$250	$—	$504,847
Provision for credit losses	131,175	—	—	131,175
Noninterest income	22,227	69,203	(2,138)	89,292
Noninterest expense	371,481	73,095	(2,138)	442,438

Income (loss) before provision for income taxes	24,168	(3,642)	—	20,526
Provision (benefit) for income taxes	7,281	(1,548)	—	5,733

Net income (loss) before noncontrolling interests	16,887	(2,094)	—	14,793
Less: Net income from noncontrolling interests	4,793	—	—	4,793

First Republic Bank Net Income (Loss)	$12,094	$(2,094)	$—	$10,000

Goodwill	$1,252,865	$52,915	$—	$1,305,780

Total Assets	$19,602,536	$110,882	(19,507)	$19,693,911

	Predecessor II September 22 to December 28, 2007
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total Combined
Net interest income	$110,154	$36	$—	$110,190
Provision for credit losses	2,400	—	—	2,400
Noninterest income	26,700	18,125	(603)	44,222
Noninterest expense	92,404	16,611	(603)	108,412

Income before provision for income taxes	42,050	1,550	—	43,600
Provision for income taxes	15,497	659	—	16,156

Net income before noncontrolling interests	26,553	891	—	27,444
Less: Net income from noncontrolling interests	1,631	—	—	1,631

First Republic Bank Net Income	$24,922	$891	$—	$25,813

Goodwill	$1,252,865	$52,915	$—	$1,305,780

Total Assets	$15,746,787	$59,375	$(13,869)	$15,792,293

	Predecessor I January 1 to September 21, 2007
($ in thousands)	Commercial Banking	Wealth Management	Reconciling Items	Total Combined
Net interest income	$243,132	$102	$—	$243,234
Provision for credit losses	8,067	—	—	8,067
Noninterest income	25,101	46,319	(2,761)	68,659
Noninterest expense	257,243	70,188	(2,761)	324,670

Income (loss) before provision for income taxes	2,923	(23,767)	—	(20,844)
Provision (benefit) for income taxes	(3,835)	(10,101)	—	(13,936)

Net income (loss) before noncontrolling interests	6,758	(13,666)	—	(6,908)
Less: Net income from noncontrolling interests	5,237	—		5,237

First Republic Bank Net Income (Loss)	$1,521	$(13,666)	$—	$(12,145)

Goodwill	$111,766	$48,799	$—	$160,565

Total Assets	$13,487,863	$18,409	$(11,784)	$13,494,488

The commercial banking segment represents most of the operations of the Bank, including real estate secured lending, retail deposit gathering, private banking activities, mortgage sales and servicing, and managing the capital, liquidity and interest rate risk.

The wealth management segment consists of the investment management activities of FRIM, which manages assets for individuals, and institutions in convertible securities, equities, fixed income and balanced accounts. In addition, the wealth management segment also includes First Republic Trust Company, a division of the Bank that offers personal trust services; FRWA, which offers advisory services to high net worth clients; the Bank’s mutual fund activities; the brokerage activities of FRSC; and the Bank’s foreign exchange activities conducted on behalf of customers.

The reconciling items for revenues include intercompany business referral fees. The reconciling items for assets include subsidiary funds on deposit with the Bank and any intercompany receivable that is reimbursed at least on a quarterly basis.

Note 22. Subsequent Events

The Bank evaluated the effects of subsequent events that have occurred subsequent to the year ended December 31, 2009, and through September 14, 2010, which is the date our financial statements were available to be issued. Refer to Note 2, “Recent Developments,” for a discussion of the transaction to sell First Republic, which closed after the close of business on June 30, 2010.